Filed Pursuant to Rule 424(b)(5)
Registration No. 333-104759

Prospectus Supplement

(to Prospectus dated May 6, 2003)

15,700,000 Shares

Loews Corporation

Carolina Group Stock

Loews Corporation is offering 15,700,000 shares of Carolina Group stock by this prospectus supplement. Carolina Group stock is a separate class of Loews Corporation common stock designed to track the performance of the Carolina Group, which consists of Loews’s ownership interest in its wholly-owned subsidiary, Lorillard, Inc., together with the notional, intergroup debt and certain other liabilities described in this prospectus supplement and the accompanying prospectus. Holders of Carolina Group stock are common stockholders of Loews and subject to all the risks of an equity investment in Loews and all of its businesses, assets and liabilities. Loews has granted the underwriters an option to purchase up to 2,355,000 additional shares of Carolina Group stock to cover over-allotments.

The Carolina Group stock is listed for trading on the New York Stock Exchange under the symbol “CG.” On November 20, 2003, the last reported sale price of Carolina Group stock on the New York Stock Exchange was $23.78.

Investing in Carolina Group stock involves risks. See “ Risk Factors — Carolina Group Stock” and “ Risk Factors — The Carolina Group” beginning on pages S-10 and S-17, respectively.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$22.500	$353,250,000
Underwriting Discount	$0.375	$5,887,500
Proceeds to Loews, before expenses	$22.125	$347,362,500

The underwriters expect to deliver the Carolina Group stock against payment in New York, New York on November 25, 2003.

Citigroup	Morgan Stanley

Prospectus Supplement dated November 20, 2003.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the shares of Carolina Group stock we are offering and certain other matters relating to us and our financial condition. The second part, the prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the Carolina Group stock we are offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. To the extent the description of the Carolina Group stock in this prospectus supplement differs from the description of Carolina Group stock in the accompanying prospectus, you should rely on the information in the prospectus supplement.

You should rely only on the information contained in, or incorporated by reference in, this prospectus supplement or the accompanying prospectus. We and the underwriters have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. The information which appears in this prospectus supplement, the accompanying prospectus and any document incorporated by reference may only be accurate as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since the date of such information.

In accordance with standard industry practice, market share data presented in this document is based on the number of individual cigarettes shipped. Lorillard primarily relies on Management Science Associates, Inc. (“Management Science Associates”) for market share assessments. Management Science Associates is an independent third-party database management organization which collects wholesale shipment data from various cigarette manufacturers and provides analysis of market share, unit sales volume and premium versus discount mix for individual companies and the industry as a whole. Management Science Associates makes its quarterly data available more quickly than other industry data sources. Accordingly, we have historically utilized data from Management Science Associates for presentation of information in our periodic reports. Management Science Associates’ information relating to unit sales volume and market share of certain of the smaller, primarily deep discount, cigarette manufacturers is based on estimates derived by Management Science Associates. Lorillard management believes that volume and market share information for these manufacturers are understated and, correspondingly, share information for the larger manufacturers, including Lorillard, are overstated by Management Science Associates.

Newport, Kent, True, Satin, Maverick, Triumph and Old Gold are registered trademarks of Lorillard, Inc. and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any reports or other information that we file with the SEC at the SEC’s Public Reference Room located at 450 Fifth Avenue, N.W., Washington, D.C. 20549. You may also receive copies of these documents upon payment of a duplicating fee by writing to the SEC’s Public Reference Room. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room in Washington, D.C. and other locations. Our SEC filings are also available to the public from commercial documents retrieval services, at our website (www.loews.com) and at the SEC’s website (www.sec.gov).

The SEC allows us to “incorporate by reference” the information that we file with them into this prospectus supplement. This means that we can disclose important information to you by referring you to other documents previously filed separately with the SEC, including our annual, quarterly and current reports. The information incorporated by reference is considered to be a part of this prospectus supplement, except for any information that is modified or superseded by information contained in this prospectus supplement or any other subsequently filed document. The information incorporated by reference is an important part of this prospectus supplement and accompanying prospectus. All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of this offering will be incorporated by reference into this prospectus supplement and will automatically update and supersede the information in this prospectus supplement, the accompanying prospectus and any previously filed document.

The following documents have been filed by us with the SEC (File No. 1-6541) and are incorporated by reference into this prospectus supplement:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003;

•	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003;

•	Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003;

•	Current Reports on Form 8-K filed on January 21, 2003, April 3, 2003, April 14, 2003 and June 2, 2003; and

•	The description of Carolina Group stock contained in our Registration Statement on Form 8-A filed on January 28, 2002, and any amendment or report filed thereafter for the purposes of updating such information.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests for such documents should be directed to Loews Corporation, 667 Madison Avenue, New York, NY 10021-8087, Attention: Corporate Secretary (telephone: (212) 521-2000).

PROSPECTUS SUMMARY

This summary highlights selected information from this document and may not contain all of the information that is important to you. To better understand this offering you should read this entire document carefully, as well as those additional documents to which we refer you. See “Where You Can Find More Information”. All references to “we,” “our,” or “us” in this prospectus supplement or the accompanying prospectus are to Loews Corporation. All references to Lorillard are to Lorillard, Inc. and its subsidiaries.

The Carolina Group

General

On February 6, 2002, Loews sold 40,250,000 shares of a new class of its common stock, referred to as Carolina Group stock, then representing 23.2% of the economic interest in the Carolina Group. The issuance of Carolina Group stock resulted in a two class common stock structure for Loews. Holders of Loews’s common stock and of Carolina Group stock are shareholders of Loews Corporation. The Carolina Group stock, commonly called a tracking stock, is designed to reflect the economic performance of a defined group of assets and liabilities of Loews referred to as the Carolina Group.

The principal asset attributed to the Carolina Group is Loews’s 100% stock ownership interest in Lorillard, Inc. Lorillard engages in the production and sale of cigarettes in the United States, including Puerto Rico and certain U.S. territories. Lorillard became a wholly owned subsidiary of Loews in 1971.

Lorillard ranked fourth overall in the U.S. cigarette industry with a 9.05% share of the market in 2002. Total shipments for the U.S. cigarette market in 2002 were approximately 391.4 billion units. Newport, a menthol flavored premium brand, and Lorillard’s largest selling brand, was the second largest selling brand in the United States in 2002. Newport accounted for approximately 7.96% of units shipped in the United States in 2002, second only to Marlboro, Philip Morris’s leading brand. Newport is the largest selling brand in the menthol segment of the U.S. cigarette market, with an approximately 31% share of that segment in 2002. Newport accounted for approximately 88% of Lorillard’s units shipped in 2002 and approximately 90% of Lorillard’s units shipped in the nine-month period ended September 30, 2003. The Lorillard product line is comprised of eight brand families. In addition to Newport, Lorillard currently markets cigarettes under the Kent, True, Maverick, Old Gold, Max, Triumph and Satin brand names.

Carolina Group Assets and Liabilities

The following assets and liabilities have been attributed to the Carolina Group:

•	Loews’s 100% stock ownership interest in Lorillard, Inc.;

•	notional, intergroup debt in original aggregate principal amount on February 6, 2002 of $2.5 billion, of which $2.163 billion was outstanding at September 30, 2003, owed by the Carolina Group to the Loews Group, bearing interest at the annual rate of 8.0% and, subject to optional prepayment, due December 31, 2021; and

•	any and all liabilities, costs and expenses of Loews and Lorillard, Inc. and the subsidiaries and predecessors of Lorillard, Inc., arising out of or related to tobacco or otherwise arising out of the past, present or future business of Lorillard, Inc. or its subsidiaries or predecessors, or claims arising out of or related to the sale of any businesses previously sold by Lorillard, Inc. or its subsidiaries or predecessors, in each case, whether grounded in tort, contract, statute or otherwise, whether pending or asserted in the future.

We will also attribute the following additional assets and liabilities to the Carolina Group:

•	all net income or net losses arising from the assets and liabilities that are reflected in the Carolina Group and all net proceeds from any disposition of those assets, in each case, after deductions to reflect dividends paid to holders of Carolina Group stock or credited to the Loews Group in respect of its intergroup interest; and

•	any acquisitions or investments utilizing assets reflected in the Carolina Group.

The remaining interest in the Carolina Group not represented by Carolina Group stock issued to the public is an asset of the Loews Group. This asset is referred to as the Loews Group’s “intergroup interest” in the Carolina Group.

The Loews Group

The Loews Group consists of all of Loews’s assets and liabilities other than the ownership interest in the Carolina Group represented by the outstanding Carolina Group stock, and includes as an asset the notional, intergroup debt of the Carolina Group. The principal assets of the Loews Group thus include:

•	CNA Financial Corporation (“CNA”) (90% ownership) — a commercial property, casualty and life insurance organization;

•	Loews Hotels Holding Corporation (wholly owned) — an operator of 19 hotels and resorts;

•	Diamond Offshore Drilling, Inc. (54% ownership) — an operator of offshore oil and gas drilling rigs;

•	Texas Gas Transmission, LLC (wholly owned) — an operator of an interstate natural gas transmission pipeline system;

•	Bulova Corporation (97% ownership) — a distributor and marketer of watches and clocks;

•	Carolina Group (majority of economic interest represented by an intergroup interest); and

•	Subsidiaries engaged in the ownership and operation of crude oil tankers.

Our principal executive offices are at 667 Madison Avenue, New York, New York 10021-8087. Our telephone number is (212) 521-2000. We are incorporated under the laws of the State of Delaware.

Financial Information

The consolidating condensed financial information for the Carolina Group and the Loews Group is located in Note 4 of the Notes to the Consolidated Condensed Financial Statements in Loews’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 and Note 6 of the Notes to the Consolidated Financial Statements in Loews’s Annual Report on Form 10-K for the year ended December 31, 2002, both of which are incorporated by reference into this prospectus supplement. The Carolina Group is a notional group that reflects the performance of a defined set of assets and liabilities. The Carolina Group is not a separate legal entity. The purpose of this information is to provide investors with additional information to use in analyzing the results of operations and financial condition of the Carolina Group, and should be read in conjunction with the consolidated financial statements of Loews.

Principal Terms of Carolina Group Stock

Voting Rights

Each outstanding share of Carolina Group stock has 1/10 of a vote per share. The voting rights of Carolina Group stock are subject to adjustments to reflect stock splits, reverse stock splits, stock dividends or certain stock distributions with respect to Loews common stock and Carolina Group stock. Except as otherwise required by

Delaware law or any special voting rights of any class or series of Loews preferred stock or any other class of Loews common shares, holders of shares of Carolina Group stock vote as one class with holders of shares of Loews common stock with respect to all matters to be voted on by the shareholders of Loews.

Dividends

Dividends on Carolina Group stock are limited to an available dividend amount equal to the lesser of:

•	the assets of Loews legally available for dividends; and

•	the amount that would legally be available for dividends on Carolina Group stock if the Carolina Group were a separate Delaware corporation.

Any dividend paid on one class of stock will reduce the amount available to pay future dividends on both classes of common stock. While we cannot assure you that we will continue to do so, we currently intend to pay a quarterly dividend on Carolina Group stock of $0.455 per share. The payment of dividends on Carolina Group stock is a business decision that our board of directors will make from time to time based upon the dividends paid to Loews by its subsidiaries, the capital requirements of Loews and other factors that our board of directors considers relevant. The failure of the independent boards of directors of Lorillard Tobacco Company or Lorillard, Inc. to pay dividends could lead to our decreasing or eliminating dividends on Carolina Group stock.

Redemption

Redemption in exchange for shares of Loews common stock or cash following a tax event. At any time following the occurrence of a tax event, our board of directors, in its sole discretion, may redeem all outstanding shares of Carolina Group stock for (1) shares of Loews common stock at 100% of market value or (2) cash at 105% of market value.

Redemption in exchange for shares of Loews common stock or cash following February 6, 2004. At any time following February 6, 2004 until the 90th day after the occurrence of a disposition of all or substantially all of the assets attributed to the Carolina Group, our board of directors, in its sole discretion, may redeem all outstanding shares of Carolina Group stock for (1) shares of Loews common stock at 115% of market value or (2) cash at 120% of market value.

Redemption in exchange for stock of qualifying subsidiaries. Loews may, in its sole discretion, at any time, without shareholder approval, redeem all outstanding shares of Carolina Group stock in exchange for common stock of one or more subsidiaries of Loews that satisfies certain requirements under the Internal Revenue Code of 1986, as amended, and that directly or indirectly holds all of the assets and liabilities of the Carolina Group (and no other material assets or liabilities).

Redemption in connection with significant transactions. If 80% or more of the assets attributed to the Carolina Group are sold, Loews may take one of the following actions, and if Loews receives any net proceeds from the sale and determines not to retain all of the proceeds as tobacco contingency reserves, Loews must take one of the following actions:

•	Loews will pay a special dividend to holders of Carolina Group stock in an amount equal to their pro rata share of the net proceeds (subject to reduction for repayment of notional debt, amounts not distributed from Lorillard to Loews and the creation by Loews of reserves for tobacco-related contingent liabilities and future costs) from the disposition in the form of cash and/or securities (other than Loews common stock);

•	Loews will redeem shares of Carolina Group stock for cash and/or securities (other than Loews common stock) in an amount equal to the pro rata share of the net proceeds (subject to reduction for repayment of notional debt) from the disposition;

•	Loews will redeem shares of Carolina Group stock for shares of Loews common stock at a 15% premium based on the respective market values of Carolina Group stock and Loews common stock during the 20 consecutive trading days ending on the 5th trading day prior to announcement of the sale; or

•	Loews will take some combination of the actions described above.

Our board of directors has the discretion to choose among the foregoing options.

If, on the 91st day following the sale of 80% or more of the assets attributed to the Carolina Group, Loews has not redeemed all of the outstanding shares of Carolina Group stock and if Lorillard subsequently distributes to Loews any previously undistributed portion of the net proceeds and/or Loews subsequently releases any amount of net proceeds previously retained by Loews as a reserve for tobacco-related contingent liabilities or future costs, Loews will distribute the pro rata share of such amounts to holders of Carolina Group stock. At any time after:

•	Lorillard has distributed to Loews all previously undistributed portions of the net proceeds;

•	no amounts remain in reserve in respect of tobacco-related contingent liabilities and future costs; and

•	the remaining assets of the Carolina Group consist solely of cash and/or cash equivalents.

Loews may redeem all of the outstanding shares of Carolina Group stock for the greater of (1) the pro rata share of the remaining assets of the Carolina Group, and (2) $.001 per share of Carolina Group stock.

Recent Developments

On November 18, 2003, we announced the declaration of a quarterly dividend on Carolina Group stock, in the amount of $0.455 per share, payable December 15, 2003 to shareholders of record as of December 1, 2003. We also stated that concurrently with the declaration of the dividend on Carolina Group stock, approximately $131.10 million has been applied from funds available in the Carolina Group to reduce the principal amount of the notional intercompany debt of Carolina Group to Loews Group, thereby reducing the principal amount of such debt to approximately $2.03 billion.

Risk Factors

See “Risk Factors — Carolina Group Stock” and “Risk Factors — The Carolina Group,” beginning on pages S-10 and S-17, respectively, for a discussion of risk factors relating to an investment in the Carolina Group stock offered through this prospectus supplement and the business of the Carolina Group.

The Offering

Carolina Group stock offered	15,700,000 shares (representing 9.05% of the economic interest in the Carolina Group)

Carolina Group stock to be outstanding after this offering	55,610,000 shares (representing 32.07% of the economic interest in the Carolina Group)

Loews Group intergroup interest expressed in Carolina Group share equivalents as of September 30, 2003	133,500,000 shares (representing 76.99% of the economic interest in the Carolina Group)

Loews Group intergroup interest expressed in Carolina Group share equivalents after this offering	117,800,000 shares (representing 67.93% of the economic interest in the Carolina Group)

Carolina Group shares and Carolina Group share equivalents to be outstanding after this offering	173,410,000 shares (representing 100% of the economic interest in the Carolina Group)

New York Stock Exchange symbol	“CG”

Use of proceeds	The net proceeds from this offering, estimated to be approximately $347.4 million (before expenses), will be allocated to the Loews Group and used for its general corporate purposes.

The number of shares of Carolina Group stock to be outstanding after this offering assumes no exercise of the underwriters’ over-allotment option.

Loews has a Carolina Group stock option plan for the officers, employees, non-employee directors and consultants of Lorillard. As of September 30, 2003, options to purchase an aggregate of 389,250 shares of Carolina Group stock were outstanding, with a weighted average exercise price of $25.22 per share, and options to purchase up to 1,110,750 shares of Carolina Group stock remain available for grant under the stock option plan. The number of shares and share equivalents of Carolina Group stock to be outstanding after this offering does not include these shares.

RISK FACTORS — CAROLINA GROUP STOCK

You should consider the following factors, in addition to the other information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents that are incorporated by reference into this prospectus, in connection with this offering.

We cannot assure you that Loews will continue to pay dividends on Carolina Group stock

Determinations as to the future dividends on Carolina Group stock primarily will depend on the dividends paid to Loews by its subsidiaries, the capital requirements of Loews and other factors that our board of directors considers relevant. While we cannot assure you that we will continue to do so, we currently intend to pay a quarterly dividend of $0.455 per share on Carolina Group stock. The amount of dividends that legally could be paid on Carolina Group stock if the Carolina Group were a separate Delaware corporation may be greater than the amount actually available for the payment of dividends under Delaware law and our charter. Furthermore, our ability to pay dividends on Carolina Group stock may be reduced by dividends that we pay on Loews common stock.

Our board of directors reserves the right to declare and pay dividends on Carolina Group stock, and could, in its sole discretion, declare and pay dividends, or refrain from declaring and paying dividends, on Carolina Group stock. Our board of directors may take such actions regardless of the amounts available for the payment of dividends for Carolina Group stock, the amount of prior dividends declared on Carolina Group stock, the voting or liquidation rights of Carolina Group stock, or any other factor. See “Description of Loews Capital Stock — Carolina Group Stock — Dividends” in the accompanying prospectus for detailed information on the dividends we are permitted to pay with respect to Carolina Group stock.

Dividends on Carolina Group stock, if any, will be payable out of the lesser of:

•	the assets of Loews legally available for the payment of dividends; and

•	the Carolina Group’s “available dividend amount,” which is intended to be the amount that would legally be available for the payment of dividends if the Carolina Group were a separate Delaware corporation.

Loews’s ability to pay dividends on Carolina Group stock may be limited by Loews’s holding company structure

Loews is a holding company. Loews is dependent on the cash flows of its subsidiaries and cash distributions from those subsidiaries to Loews. The subsidiaries are separate and independent legal entities and have no obligation, contingent or otherwise, to make funds available to Loews, whether in the form of loans, dividends or otherwise. In addition, Loews’s subsidiaries may become parties to financing arrangements which contain limitations on the ability of such subsidiaries to pay dividends or to make loans or advances to Loews. In the event of any insolvency, bankruptcy or similar proceedings of a subsidiary, creditors of such subsidiary would generally be entitled to priority over Loews with respect to assets of the affected subsidiary.

The independence of the board of directors of Lorillard, Inc. and the board of directors of its wholly owned subsidiary, Lorillard Tobacco Company, may affect Lorillard’s payment of dividends to Loews and thereby inhibit Loews’s ability or willingness to pay dividends and make other distributions on Carolina Group stock

Loews’s ability and willingness to pay dividends and make other distributions on Carolina Group stock, including dividends and distributions following a disposition of substantially all of the assets attributed to the Carolina Group, will depend on a number of factors, including whether the independent board of directors of Lorillard Tobacco Company causes Lorillard Tobacco Company to declare dividends to its parent, Lorillard, Inc. and whether, in turn, the independent board of directors of Lorillard, Inc. causes Lorillard, Inc. to declare dividends to Loews. In the event that Lorillard Tobacco Company or Lorillard, Inc. does not distribute its earnings, Loews is unlikely to pay dividends on Carolina Group stock. To the extent Lorillard, Inc. does not distribute net proceeds following the sale of substantially all of the assets attributed to the Carolina Group, Loews will not be required to apply the net proceeds to pay dividends to holders of Carolina Group stock or redeem shares of Carolina Group stock.

We expect that the boards of directors of each of Lorillard, Inc. and Lorillard Tobacco Company will continue to function independently of Loews and will direct the operations and management of the assets and businesses of those corporations, respectively. None of the individuals currently serving as directors of Lorillard, Inc. or Lorillard Tobacco Company are officers, directors or employees of Loews. Accordingly, each of these individuals may be considered to be independent of Loews. Notwithstanding Loews’s right, as sole shareholder, to elect and remove directors of Lorillard, Inc., Loews has no present intention to remove any person currently serving as a director of Lorillard, Inc. Moreover, Loews expects that in the event of any future vacancies on the board of directors of Lorillard, Inc., Loews will nominate individuals who are not officers, directors or employees of Loews to fill such vacancies.

Holders of Loews common stock and Carolina Group stock are shareholders of one company and, therefore, financial impacts on one group could affect the other group

Holders of Loews common stock and holders of Carolina Group stock are all common shareholders of Loews and are subject to risks associated with an investment in a single company. Financial effects arising from one group that affect Loews’s consolidated results of operations or financial condition could, if significant, affect the market price of the class of common shares relating to the other group. In addition, if Loews or any of its subsidiaries were to incur significant indebtedness on behalf of one group, including indebtedness incurred or assumed in connection with an acquisition or investment, it could affect the credit rating of Loews and its subsidiaries taken as a whole. This, in turn, could increase the borrowing costs of Loews. Net losses of either group and dividends or distributions on shares of any class of common or preferred stock will reduce the funds of Loews legally available for payment of future dividends on Carolina Group stock. On November 12, 2003, Loews released its results for the period ended September 30, 2003 reporting a net loss (including both the Loews Group and Carolina Group) for the 2003 third quarter of $1,382.9 million compared to net income of $239.1 million for the third quarter of 2002. The 2003 third quarter results include significant charges by CNA following its recently completed reserve reviews. For additional information with respect to the foregoing, including information with respect to capital support to be provided by Loews to CNA, reference should be made to Loews’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003, which is incorporated by reference into this prospectus supplement. You should also read Loews’s consolidated financial information, together with the financial information of the Loews Group and the Carolina Group and the documents filed by Loews with the SEC and incorporated by reference into this prospectus.

The market price of Carolina Group stock may not reflect the financial performance and economic value of the Carolina Group as we intend and may not effectively track the separate performance of the Carolina Group

The market price of Carolina Group stock may not reflect the financial performance and economic value of the Carolina Group as we intend. The performance of Loews as a whole may affect the market price of Carolina Group stock or the market price of Carolina Group stock could more independently reflect the performance of the Carolina Group. Investors may discount the value of Carolina Group stock because the Carolina Group is not a separate legal entity.

The complex nature of the terms of Carolina Group stock, or confusion in the marketplace about what a tracking stock is, could materially adversely affect the market price of Carolina Group stock

Tracking stocks like Carolina Group stock are more complex than traditional common stock and are not directly or entirely comparable to common stock of stand-alone companies or companies that have been spun off by their parent companies. The complex nature of the terms of Carolina Group stock, and the potential difficulties investors may have in understanding these terms, may materially adversely affect the market price of Carolina Group stock. Examples of these terms include:

•	the discretion of our board of directors to make determinations that may affect Carolina Group stock and Loews common stock differently;

•	Loews’s redemption and/or exchange rights under particular circumstances, described elsewhere in the accompanying prospectus; and

•	the disparate voting rights of Carolina Group stock and Loews common stock.

Confusion in the marketplace about what a tracking stock is and what it is intended to represent, and/or investors’ reluctance to invest in tracking stocks, could materially adversely affect the market price of Carolina Group stock.

Investors may not be able to resell their shares at or above the offering price

The price at which the shares of Carolina Group stock may sell in the public market after this offering may be lower than the offering price. In addition, the following factors, some of which are beyond our control, may cause the market price of Carolina Group stock to fluctuate and such fluctuations could be significant:

•	tobacco-related litigation and other contingencies affecting Lorillard or others in the tobacco business;

•	variations in Lorillard’s quarterly operating results;

•	changes by securities analysts in financial estimates or investment recommendations relating to Carolina Group stock;

•	changes in market valuations of other tobacco-related companies; and

•	the potential for future sales or issuances of Loews common stock or Carolina Group stock.

The trading price of Carolina Group stock has ranged from a closing price high of $28.10 on July 7, 2003 to a closing price low of $16.80 on November 13, 2002.

Holders of Loews common stock and Carolina Group stock generally vote together as a single class

Holders of Carolina Group stock generally do not have the right to vote separately as a class. Holders of Carolina Group stock have the right to vote as a separate class only to the extent required by Delaware law. We have not held, and do not plan to hold, separate meetings for holders of Carolina Group stock.

Holders of Loews common stock will have significantly greater voting power than holders of Carolina Group stock with respect to any matter as to which all of our common shares vote together as one class

Currently, each share of Loews common stock has one vote. Each share of Carolina Group stock is entitled to 1/10 of a vote, which is disproportionately less than the economic interest represented by each share of Carolina Group stock. When a vote is taken on any matter as to which all of our common shares are voting together as one class, holders of Loews common stock will have significantly greater voting power than holders of Carolina Group stock. Immediately following this offering, holders of Loews common stock will control 97.09% of the combined voting power of Loews and holders of Carolina Group stock will control 2.91% of the combined voting power of Loews. The voting power of Carolina Group stock is subject to adjustment for stock splits, stock dividends and combinations with respect to either class of stock.

Holders of Carolina Group stock may have interests different from holders of Loews common stock

The existence of separate classes of our common stock could give rise to occasions when the interests of the holders of Loews common stock and Carolina Group stock diverge or conflict or appear to diverge or conflict. Subject to its fiduciary duties, our board of directors could, in its sole discretion, from time to time, make determinations or implement policies that disproportionately affect the groups or the different classes of stock. Our board of directors is not required to select the option that would result in the highest value for the holders of Carolina Group stock. Examples include determinations by our board of directors to:

•	pay or omit the payment of dividends on Loews common stock or Carolina Group stock;

•	redeem shares of Carolina Group stock;

•	approve dispositions of Loews assets attributed to either group;

•	reallocate funds or assets between groups and determine the amount and type of consideration paid therefor;

•	allocate business opportunities, resources and personnel;

•	allocate the proceeds of issuances of Carolina Group stock either to the Loews Group, with a corresponding reduction in the intergroup interest, if and to the extent there is an intergroup interest, or to the combined attributed net assets of the Carolina Group;

•	formulate public policy positions for Loews;

•	establish relationships between the groups;

•	make financial decisions with respect to one group that could be considered to be detrimental to the other group; and

•	settle or otherwise seek to resolve actual or potential litigation against Loews in ways that might adversely affect Lorillard.

Any such decisions by our board of directors could have or be perceived to have a negative effect on the Carolina Group and could have a negative effect on the market price of Carolina Group stock.

If Carolina Group stock is not treated as a class of common stock of Loews, several adverse federal income tax consequences will result

It is possible that the issuance of Carolina Group stock could be characterized as property other than stock of Loews for U.S. federal income tax purposes. Such characterization could require Loews to recognize taxable gain with respect to the issuance of Carolina Group stock and, according to the Carolina Group policy statement, the Carolina Group would be responsible for any tax liability attributable thereto. In addition, Loews would likely no longer be able to file a consolidated U.S. federal income tax return with the Carolina Group. See “Relationship Between the Loews Group and the Carolina Group — Relationship with Loews — Taxes” in the accompanying prospectus. These tax liabilities, if they arise, would likely have a material adverse effect on Loews and the Carolina Group.

Changes in the tax law or in the interpretation of current tax law may result in redemption of the Carolina Group stock or cessation of the issuance of shares of Carolina Group stock

If there are adverse tax consequences to Loews or the Carolina Group resulting from the issuance of Carolina Group stock, it is possible that we would not issue shares of Carolina Group stock even if we would otherwise choose to do so. This possibility could affect the value of Carolina Group stock then outstanding. Furthermore, we are entitled to redeem Carolina Group stock for either (1) cash in an amount equal to 105% of the market value of Carolina Group stock or (2) Loews common stock having a value equal to 100% of the market value of the Carolina Group stock, if, based upon the opinion of tax counsel, there are adverse federal income tax law developments related to Carolina Group stock that occur after February 6, 2002.

Our board of directors may redeem shares of Carolina Group stock after February 6, 2004 until the 90th day after the disposition of 80% of the assets attributed to the Carolina Group

Our board of directors may, after February 6, 2004 until the 90th day after the disposition of 80% of the assets attributed to the Carolina Group, redeem all outstanding shares of Carolina Group stock for either (1) cash in an amount equal to 120% of the Carolina Group stock’s market value or (2) Loews common stock having a value equal to 115% of the Carolina Group stock’s market value. A decision to redeem the Carolina Group stock could be made at a time when either or both of the Loews common stock and Carolina Group stock may be considered to be overvalued or undervalued. In addition, a redemption would preclude holders of Carolina Group stock from retaining their investment in a security intended to reflect separately the economic performance of the Carolina Group. It would also give holders of shares of converted Carolina Group stock an amount of consideration that may be less than the amount of consideration a third-party buyer pays or would pay for all or substantially all of the net assets attributed to the Carolina Group. For further details, see “Description of Loews Capital Stock — Carolina Group Stock — Redemption” in the accompanying prospectus.

If we choose to redeem Carolina Group stock for cash, holders of Carolina Group stock may have taxable gain or taxable income

We may, under certain circumstances, redeem Carolina Group stock for cash. If we choose to do so, holders of Carolina Group stock would generally be subject to tax on the excess, if any, of the total consideration they receive for their Carolina Group stock over their adjusted basis in their Carolina Group stock.

Our board of directors does not owe a separate duty to holders of Carolina Group stock

Principles of Delaware law established in cases involving differing treatment of two classes of capital stock or two groups of holders of the same class of capital stock provide that a board of directors owes an equal duty to all shareholders regardless of class or series, and does not have separate or additional duties to either group of shareholders. Thus, holders of Carolina Group stock who believe that a determination by our board of directors has a disparate impact on their class of stock may not be able to obtain a remedy for such a claim.

Our board of directors may change the Carolina Group policy statement without shareholder approval

In connection with the initial issuance of Carolina Group stock, our board of directors adopted the Carolina Group policy statement, which is described in and incorporated by reference into this prospectus, to govern the relationship between the Loews Group and the Carolina Group. Our board of directors may modify, suspend or rescind the policies set forth in the policy statement or make additions or exceptions to them, in the sole discretion of our board of directors, without approval of our shareholders. Our board of directors may also adopt additional policies, depending upon the circumstances. Any changes to our policies could have a negative effect on the holders of Carolina Group stock.

Our directors’ and officers’ disproportionate ownership of Loews common stock compared to Carolina Group stock may give rise to conflicts of interest

Our directors and officers own shares of Loews common stock and have been awarded stock options with respect to shares of Loews common stock. As of September 30, 2003, our directors and executive officers beneficially owned 55,485,054 shares of Loews common stock and no shares of Carolina Group stock, which represents approximately 29.26% of the combined voting power of Loews. Accordingly, our directors and officers could have an economic incentive to favor the Loews Group over the Carolina Group.

Because it is possible for an acquiror to obtain control of Loews by purchasing shares of Loews common stock without purchasing any shares of Carolina Group stock, holders of Carolina Group stock may not share in any takeover premium

Because holders of Loews common stock have significantly greater voting power than holders of Carolina Group stock, a potential acquiror could acquire control of Loews by acquiring shares of Loews common stock without purchasing any shares of Carolina Group stock. As a result, holders of Carolina Group stock might not share in any takeover premium and Carolina Group stock may have a lower market price than it would have if there were a greater likelihood that holders of Carolina Group stock would share in any takeover premium.

Holders of Carolina Group stock may receive less consideration upon a sale of the assets attributed to the Carolina Group than if the Carolina Group were a separate company

Assuming the assets attributed to the Carolina Group represent less than substantially all of the assets of Loews as a whole, our board of directors could, in its sole discretion and without shareholder approval, approve sales and other dispositions of any amount of the assets owned by Loews and attributed to the Carolina Group because the Delaware General Corporation Law requires shareholder approval only for a sale or other disposition of all or substantially all of the assets of the entire company. Similarly, the boards of directors of Lorillard, Inc. or its subsidiaries could decide to sell or otherwise dispose of the operating and other assets reflected in the financial statements of the Carolina Group without the approval of holders of Carolina Group stock.

If 80% or more of the assets attributed to the Carolina Group are sold, Loews may take one of the following actions, and if Loews receives any net proceeds from the sale and determines not to retain all of such proceeds as tobacco contingency reserves, Loews must take one of the following actions:

•	Loews will pay a special dividend to holders of Carolina Group stock in an amount equal to their pro rata share of the net proceeds (subject to reduction for repayment of notional debt, amounts not distributed from Lorillard to Loews and the creation by Loews of reserves for tobacco-related contingent liabilities and future costs) from the disposition in the form of cash and/or securities (other than Loews common stock);

•	Loews will redeem shares of Carolina Group stock for cash and/or securities (other than Loews common stock) in an amount equal to the pro rata share of the net proceeds (subject to reduction for repayment of notional debt) from the disposition;

•	Loews will redeem shares of Carolina Group stock for shares of Loews common stock at a 15% premium based on the respective market values of Carolina Group stock and Loews common stock during the 20 consecutive trading days ending on the 5th trading day prior to announcement of the sale; or

•	Loews will take some combination of the actions described above.

Our board of directors has the discretion to choose from the foregoing options. The value of the consideration paid to holders of Carolina Group stock in the different scenarios described above could be significantly different. Our board of directors would not be required to select the option that would result in the distribution with the highest value to the holders of Carolina Group stock.

If, on the 91st day following the sale of 80% or more of the assets attributed to the Carolina Group, Loews has not redeemed all of the outstanding shares of Carolina Group stock and Lorillard subsequently distributes to Loews any previously undistributed portion of the net proceeds and/or Loews subsequently releases any amount of net proceeds previously retained by Loews as a reserve for tobacco-related contingent liabilities or future costs, Loews will distribute the pro rata share of such amounts to holders of Carolina Group stock. At any time after:

•	Lorillard has distributed to Loews all previously undistributed portions of the net proceeds;

•	no amounts remain in reserve in respect of tobacco-related contingent liabilities and future costs; and

•	the only asset remaining in the Carolina Group is cash and/or cash equivalents,

Loews may redeem all of the outstanding shares of Carolina Group stock for cash in an amount equal to the greater of (1) the pro rata share of the remaining assets of the Carolina Group and (2) $0.001 per share of Carolina Group stock. See “Description of Loews Capital Stock — Carolina Group Stock — Redemption — Redemption in connection with certain significant transactions” in the accompanying prospectus.

If the Carolina Group were a separate, independent company and its shares were acquired by another person, some of the costs of that sale, including corporate level taxes, might not be payable in connection with that acquisition. As a result, shareholders of a separate, independent company might receive an amount greater than the net proceeds that would be received by the holders of Carolina Group stock. In addition, we cannot assure you that the net proceeds per share of Carolina Group stock received by its holder in connection with any redemption following a sale of Carolina Group assets will be equal to or greater than the market value per share of Carolina Group stock prior to or after announcement of a sale of assets reflected in the Carolina Group. Nor can we assure you that where consideration is based on the market value of Carolina Group stock that the market value will be equal to or greater than the net proceeds per share of Carolina Group stock.

In the future, Loews may cause a mandatory exchange of Carolina Group stock

Loews may exchange all outstanding shares of Carolina Group stock for shares of one or more qualifying subsidiaries of Loews. Such an exchange would result in the qualifying subsidiary or subsidiaries becoming a separate public company and the holders of Carolina Group stock owning shares directly in that subsidiary or those subsidiaries. If Loews chooses to exchange shares of Carolina Group stock in this manner, the market value of the common stock received in that exchange could be less than the market value of Carolina Group stock exchanged.

Future sales of Carolina Group stock and Loews common stock could adversely affect the market price of Carolina Group stock and our ability to raise capital in the future

Future sales of substantial amounts of Carolina Group stock or Loews common stock in the public market could depress the market price of Carolina Group stock. Such sales could also impair Loews’s ability to raise capital in the future. 39,910,000 shares of Carolina Group stock that we initially issued are, and the shares of Carolina Group stock that we sell to the public in this offering will be, freely tradable without restriction under the Securities Act of 1933, as amended, by persons other than “affiliates” of Loews, as defined under the Securities Act. Any sales of substantial amounts of Carolina Group stock or Loews common stock in the public market, or the perception that such sales might occur, whether as a result of this offering or otherwise, could materially adversely affect the market price of Carolina Group stock. Our board of directors has not and does not plan to solicit the approval of holders of Carolina Group stock prior to the issuance of authorized but unissued shares of Loews common stock or Carolina Group stock unless that approval is deemed advisable by our board of directors or is required by applicable law, regulation or stock exchange listing requirements.

If we liquidate Loews, amounts distributed to holders of Carolina Group stock may not reflect the value of the assets attributed to the Carolina Group

In the event of a liquidation, we would determine the liquidation rights of the holders of Carolina Group stock in accordance with the market capitalization of the outstanding shares of the Loews Group and the Carolina Group at a specified time prior to the time of liquidation. However, the relative market capitalization of the outstanding shares of each group may not correctly reflect the value of the net assets remaining and attributed to the groups after satisfaction of outstanding liabilities. Accordingly, the holders of Carolina Group stock could receive less consideration upon liquidation than they would if the groups were separate entities.

RISK FACTORS — THE CAROLINA GROUP

A $16.3 billion judgment has been rendered against Lorillard in the Engle litigation; if this judgment is ultimately upheld and enforced, or the stay of the judgment is terminated, the judgment could result in the loss of all or substantially all of the value of any outstanding shares of Carolina Group stock

On November 6, 2000, the Circuit Court of Dade County, Florida entered a final judgment in favor of the plaintiffs in Engle v. R.J. Reynolds Tobacco Co., et al. (Circuit Court, Dade County, Florida, filed May 5, 1994). Engle is a class action case on behalf of Florida residents and citizens and their survivors alleging personal injury or death due to their addiction to cigarettes containing nicotine. Under the court’s final judgment, Lorillard was found liable for $16.3 billion in punitive damages and as much as $12.5 million in compensatory damages. The judgment also provides that the jury’s awards bear interest at the rate of 10% per year. Three other defendants in the Engle matter are subject to punitive damages totaling $127.8 billion in the aggregate.

On May 21, 2003, the Florida Third District Court of Appeal vacated the Dade County court’s judgment and decertified the class. On September 22, 2003, the court of appeal denied plaintiffs’ attempts to reinstate the judgment. Plaintiffs have sought review of Engle by the Florida Supreme Court. Even if the Florida Supreme Court were not to accept the appeal or to accept the appeal and rule in favor of the defendants, plaintiffs would not have exhausted all of the appellate options available to them as they could seek review of the case by the U.S. Supreme Court. Therefore, we cannot assure you that Lorillard will ultimately prevail on appeal. In the event that the circuit court’s $16.3 billion punitive damages judgment against Lorillard is ultimately upheld, the amount of that judgment would significantly exceed the assets of Lorillard. Even if the circuit court’s $16.3 billion punitive damages judgment were reduced, the reduced amount of the final judgment might ultimately exceed the assets of Lorillard and result in a liquidation or bankruptcy of Lorillard. The failure to prevail on appeal in the Engle case would have a significant adverse effect on the results of operations and financial condition of Lorillard and could result in the loss of all or substantially all of the value of any outstanding shares of Carolina Group stock. See Note 12 of the Notes to the Consolidated Condensed Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, which is incorporated by reference into this prospectus supplement, for a more detailed discussion of the Engle case.

In exchange for a $200.0 million payment by Lorillard, the class in the Engle case agreed to a stay of execution of its punitive damages judgment until appellate review is completed. We refer to this agreement as the Engle Agreement. If Lorillard, Inc.’s balance sheet net worth (as determined in accordance with generally accepted accounting principles in effect as of July 14, 2000) falls below $921.2 million, the stay pursuant to the agreement would terminate and, if the Florida Third District Court of Appeal was reversed and the judgment reinstated, the class would be free to challenge the separate stay granted in favor of Lorillard pursuant to Florida legislation enacted in May of 2000. As of September 30, 2003, Lorillard, Inc. had a balance sheet net worth of approximately $1.3 billion. The Florida legislation limits to $100.0 million the amount of an appellate bond required to be posted in order to stay execution of a judgment for punitive damages in a certified class action. If the agreed upon stay were terminated, a successful challenge of the statutory stay of execution could result in Lorillard’s bankruptcy and in the loss of all or substantially all of the value of any outstanding shares of Carolina Group stock. Pursuant to the Engle Agreement, the stay remains in place until all appellate activity is concluded. Plaintiffs are seeking review of the case by the Florida Supreme Court. It is possible that the appeal will not be concluded until the U.S. Supreme Court either refuses to grant certiorari or grants certiorari and rules on the appeal in Engle, which means that the Engle Agreement could remain in place for several more years.

The Engle Agreement may affect Lorillard’s payment of dividends to Loews and thereby inhibit Loews’s ability or willingness to pay dividends on Carolina Group stock

Under the Engle Agreement, described immediately above, if Lorillard, Inc. does not maintain a balance sheet net worth of at least $921.2 million, the stay pursuant to the agreement would terminate. Because dividends from Lorillard, Inc. to Loews are deducted from the balance sheet net worth of Lorillard, Inc., the Engle Agreement may affect the payment of dividends by Lorillard, Inc. to Loews. For a description of the Engle

Agreement, see the immediately preceding risk factor and Note 12 of the Notes to the Consolidated Condensed Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, which is incorporated by reference into this prospectus supplement.

Lorillard is a defendant in approximately 4,000 tobacco-related lawsuits, which are extremely costly to defend, and which could result in substantial judgments against Lorillard

Numerous legal actions, proceedings and claims arising out of the sale, distribution, manufacture, development, advertising, marketing and claimed health effects of cigarettes are pending against Lorillard, and it is likely that similar claims will continue to be filed for the foreseeable future. Settlements and victories by plaintiffs in highly publicized cases against Lorillard and other tobacco companies, together with acknowledgments by Lorillard and other tobacco companies regarding the health effects of smoking, may stimulate further claims. In addition, adverse outcomes in pending cases could have adverse effects on the ability of Lorillard to prevail in smoking and health litigation.

Approximately 4,000 tobacco-related cases are pending against Lorillard in the United States. Punitive damages, often in amounts ranging into the billions of dollars, are specifically pleaded in a number of cases in addition to compensatory and other damages. An unfavorable resolution of any of these actions could have a material adverse effect on the results of operations and financial condition of Lorillard, which in turn could adversely affect the value of Carolina Group stock. It is possible that the outcome of these cases, individually or in the aggregate, could result in bankruptcy and in the loss of all or substantially all of the value of any outstanding shares of Carolina Group stock. It is also possible that Lorillard may be unable to post a surety bond in an amount sufficient to stay execution of a judgment in jurisdictions that require such bond pending an appeal on the merits of the case. Even if Lorillard is successful in defending some or all of these actions, these types of cases are very expensive to defend. A material increase in the number of pending claims could significantly increase defense costs and have a material adverse effect on Lorillard’s results of operations and financial condition, which in turn could adversely affect the value of Carolina Group stock.

Lorillard is not a defendant in all of the cases pending against tobacco companies in the United States. However, adverse decisions in actions against tobacco companies other than Lorillard could have an adverse impact on the industry, including Lorillard, or the market price of Carolina Group stock. For example, in a March 2003 verdict in Price v. Philip Morris USA, an Illinois court awarded the class approximately $7.1 billion in actual damages. The court also awarded $3.0 billion in punitive damages to the State of Illinois, which was not a party to the suit, and awarded plaintiffs’ counsel approximately $1.8 billion in fees and costs. In this case, plaintiffs contend, among other things, that use of the terms “lights” and/or “ultra lights” constitutes deceptive and unfair trade practices. Price was certified as a class comprised of Illinois residents who purchased certain of Philip Morris’ “light” brands. An appeal of this suit is pending in the Illinois Supreme Court. Several additional purported class actions against manufacturers of “light” cigarettes are pending in Illinois, but the cases have been stayed pending resolution of Price. Lorillard is not a defendant in Price or in any of the pending class actions asserting claims solely regarding exclusive use or purchase of “light” cigarettes. For a discussion of tobacco litigation, see Part II, Item 1–Legal Proceedings and Note 12 of the Notes to the Consolidated Condensed Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, which is incorporated by reference into this prospectus supplement.

Lorillard is a defendant in an action brought by the U.S. Department of Justice that could result in substantial damages or disgorgement of profits

On September 22, 1999, the U.S. Department of Justice brought an action against Lorillard and other tobacco companies. The government seeks, pursuant to the federal Racketeer Influenced and Corrupt Organization Act, or RICO, disgorgement of profits the government contends were earned as a consequence of a RICO racketeering “enterprise”, as well as various injunctive relief. During September of 2000, the court dismissed the government’s claims asserted under the Medical Care Recovery Act as well as those under the

Medicare as Secondary Payer provisions to the Social Security Act. During July of 2001, the court reaffirmed its dismissal of the Medical Care Recovery Act claims, and dismissed the Medicare as Secondary Payer Act claims, which the government had attempted to reassert in an amended complaint. The RICO claims were not dismissed and a trial has been scheduled for September of 2004. An unfavorable resolution of this action could result in disgorgement in the billions of dollars and have a material adverse effect on the results of operations and financial condition of Lorillard, which in turn could adversely affect the value of Carolina Group stock. For a discussion of the government’s case, see Part II, Item 1–Legal Proceedings and Note 12 of the Notes to the Consolidated Condensed Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, which is incorporated by reference into this prospectus supplement.

We have allocated to the Carolina Group any liabilities or expenses that Loews incurs as a result of tobacco-related litigation

The Carolina Group has been allocated any and all liabilities, costs and expenses of Loews and Lorillard, Inc. and the subsidiaries and predecessors of Lorillard, Inc., arising out of or related to tobacco or otherwise arising out of the past, present or future business of Lorillard, Inc. or its subsidiaries or predecessors, or claims arising out of or related to the sale of any businesses previously sold by Lorillard, Inc. or its subsidiaries or predecessors, in each case, whether grounded in tort, contract, statute or otherwise, whether pending or asserted in the future. This allocation could have a material adverse effect on the results of operations and financial condition of Lorillard, which in turn could adversely affect the value of Carolina Group stock.

Accordingly, Loews and/or Lorillard may make decisions with respect to litigation and settlement strategies designed to obtain dismissal or release of Loews from tobacco-related litigation or liabilities. Such decisions and strategies could result, for example, in limitations on payment of dividends by Lorillard to Loews or an increase in Lorillard’s exposure in such litigation. In such an event, these decisions and strategies could have a material adverse effect on the value of the Carolina Group stock.

Lorillard has substantial payment obligations under litigation settlement agreements which will materially adversely affect its cash flows and operating income in future periods

On November 23, 1998, Lorillard and other manufacturers of tobacco products entered into a Master Settlement Agreement with 46 states, the District of Columbia, the Commonwealth of Puerto Rico, Guam, the U.S. Virgin Islands, American Samoa and the Commonwealth of the Northern Mariana Islands, to settle the asserted and unasserted health care cost recovery and certain other claims of those states and territories. Lorillard and the other major U.S. tobacco manufacturers had previously settled similar claims brought by four other states, Florida, Texas, Minnesota and Mississippi. Throughout this document we refer to the Master Settlement Agreement, together with the agreements with Florida, Texas, Minnesota and Mississippi, as the “State Settlement Agreements.”

Under the State Settlement Agreements, Lorillard is obligated to pay approximately $800 million in 2003 ($628 million of which Lorillard paid as of September 30, 2003) and expects to pay approximately $800 million in 2004. Annual payments are required to be paid in perpetuity and will be based, among other things, on Lorillard’s domestic market share and unit volume of domestic shipments in the year preceding the year in which payment is due. See Note 12 of the Notes to the Consolidated Condensed Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, which is incorporated by reference into this prospectus supplement, for additional information about Lorillard’s payment obligations under the State Settlement Agreements. Lorillard’s obligations under the State Settlement Agreements will materially adversely affect its cash flows and operating income in future periods.

Concerns that mentholated cigarettes may pose greater health risks could adversely affect Lorillard

Some plaintiffs and other sources, including the Centers for Disease Control and Prevention, have claimed that mentholated cigarettes may pose greater health risks than non-mentholated cigarettes. If such claims were to be substantiated, Lorillard, as the leading manufacturer of mentholated cigarettes in the United States, could face increased exposure to tobacco-related litigation. Even if those claims are not substantiated, increased concerns about the health impact of mentholated cigarettes could adversely affect Lorillard’s sales, including sales of Newport.

Lorillard is subject to important limitations on advertising and marketing cigarettes that could harm its competitive position

Television and radio advertisements of tobacco products have been prohibited since 1971. Under the State Settlement Agreements, Lorillard generally cannot use billboard advertising, cartoon characters, sponsorship of concerts, non-tobacco merchandise bearing its brand names and various other advertising and marketing techniques. In addition, the Master Settlement Agreement prohibits the targeting of youth in advertising, promotion or marketing of tobacco products. Accordingly, Lorillard has determined not to advertise its cigarettes in magazines with large readership among people under the age of 18. Additional restrictions may be imposed or agreed to in the future. Recent proposals have included limiting tobacco advertising to black-and-white, text-only advertisements. These limitations may make it difficult to maintain the value of an existing brand if sales or market share decline for any reason. Moreover, these limitations significantly impair the ability of cigarette manufacturers, including Lorillard, to launch new premium brands. For a more detailed discussion of the business restrictions contained in the Master Settlement Agreement, see “Business — Lorillard, Inc. — Advertising and Marketing” in our Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated by reference into this prospectus supplement. Lorillard’s domestic shipments decreased by 5.6% for the nine months ended September 30, 2003 and 5.8% for the year ended December 31, 2002 as compared to the nine months ended September 30, 2002 and the year ended December 31, 2001, respectively. Lorillard does not expect to reverse this trend of declining unit sales of its brands. These factors could have a material adverse effect on the results of operations and financial condition of Lorillard, which in turn could adversely affect the value of Carolina Group stock.

The cigarette industry is subject to substantial and increasing federal regulation

A wide variety of federal laws limit the advertising, sale and use of cigarettes, and these laws have proliferated in recent years. This trend has had, and is likely to continue to have, a material adverse effect on Lorillard’s competitive position, sales volumes, operating income and cash flows. In 1996, the U.S. Food and Drug Administration, or the FDA, proposed regulations that would have severely restricted cigarette advertising and promotion and limited the manner in which tobacco products could be sold. The regulations included the following:

•	regulations regarding minimum sales age;

•	regulations regarding advertising and billboards, vending machines, self-service displays, sampling premiums and package labels; and

•	regulations prohibiting the use of cigarette brand names to sponsor sporting and cultural events and required cigarette manufacturers to comply with certain stringent FDA regulations, known as “good manufacturing practices,” governing the manufacture and distribution of medical devices.

On March 21, 2000, the U.S. Supreme Court held that Congress did not give the FDA authority to regulate tobacco products under the Federal Food, Drug and Cosmetic Act, or the Act, and, accordingly, the FDA’s assertion of jurisdiction over tobacco products was impermissible under that Act.

New proposals were recently introduced to enact federal legislation to grant the FDA authority to regulate tobacco products under the Act. These proposals would:

•	require larger and more severe health warnings on packs and cartons;

•	ban the use of descriptors on tobacco products, such as “low-tar” and “light”;

•	require the disclosure of ingredients and additives to consumers;

•	require pre-market approval by the FDA for claims made with respect to reduced risk or reduced exposure products;

•	allow the FDA to require the reduction or elimination of nicotine or any other compound in cigarettes;

•	allow the FDA to mandate the use of any reduced risk technologies in conventional cigarettes;

•	incorporate the advertising, marketing and sales restrictions contained in the 1996 regulations discussed above;

•	permit state regulation of labeling and advertising and eliminate the existing federal preemption of such regulation; and

•	grant the FDA the authority to impose broad additional restrictions.

Additional federal regulation relating to the manufacture, sale, distribution, advertising and labeling of tobacco products could reduce sales, increase costs and have a material adverse effect on Lorillard’s business.

In addition, beginning in 2002, proposals have been introduced to end the federal price support and quota system for tobacco growing and to compensate the growers with payments to be funded by a fee, tax or other charge on tobacco products to be paid by tobacco manufacturers. Recently, efforts have been made to link the new FDA proposals with the buy-out of the federal tobacco price support and quota system, which is intended to increase the likelihood of the passage of both the FDA proposal and the buy-out. Philip Morris is the only major tobacco manufacturer supporting these efforts. Neither we nor Lorillard can predict the ultimate outcome of these proposals. These factors could have a material adverse effect on the results of operations and financial condition of Lorillard, which in turn could adversely affect the value of Carolina Group stock.

The cigarette industry is subject to increasing state and local regulation

Some states have enacted or proposed regulations, including with respect to mandatory disclosure of ingredients, including flavorings, some of which are trade secrets. New York State has enacted legislation requiring that all cigarettes sold in that state be designed to have reduced ignition propensity and has proposed regulations that may require that such changes be implemented by the middle of 2004. Ignition propensity refers to a lit cigarette’s susceptibility to burning or igniting other materials while not being smoked. State and local laws or rules continue to be enacted that prohibit or restrict smoking in public places and workplaces. Lorillard cannot predict the ultimate outcome of these laws or regulatory proposals. Additional state regulation relating to the manufacture, sale, distribution, advertising, labeling and use of tobacco products could reduce sales, increase costs and have a material adverse effect on Lorillard’s business. Extensive and inconsistent regulation by multiple states could prove to be particularly disruptive to Lorillard’s business. These factors could have a material adverse effect on the results of operations and financial condition of Lorillard, which in turn could adversely affect the value of Carolina Group stock.

Sales of cigarettes are subject to substantial federal, state and local excise taxes

Cigarettes are subject to substantial federal, state and local excise taxes which are reflected in the retail price of cigarettes. These taxes have increased substantially. In 1998, federal excise taxes were $0.24 per pack and state excise taxes ranged from $0.025 to $1.00 per pack. In 2002, federal excise taxes were $0.39 per pack and state excise taxes ranged from $0.025 to $3.00 per pack. State excise tax increases ranging from $0.09 to $0.70 per pack of 20 cigarettes have been implemented during 2003. Proposals have been made and/or are pending to increase federal and further increase state tobacco excise taxes. Lorillard believes that increases in excise and similar taxes have had an adverse impact on sales of cigarettes and that future increases, the extent of which cannot be predicted, could result in further volume declines for the cigarette industry, including Lorillard, and an increased sales shift toward lower priced discount cigarettes rather than premium brands, which could have a material adverse effect on the results of operations and financial condition of Lorillard, which in turn could adversely affect the value of Carolina Group stock.

Lorillard is dependent on the U.S. cigarette business, which we expect to continue to contract

Lorillard’s U.S. cigarette business is currently its only significant business. The U.S. cigarette market has generally been contracting and we expect it to continue to contract. Lorillard does not have foreign cigarette sales that could offset these effects, as it sold the international rights to substantially all of its brands, including Newport, in 1977. As a result of price increases, restrictions on advertising and promotions, smoking prevention campaigns, increases in regulation and excise taxes, health concerns, a decline in the social acceptability of smoking, increased pressure from anti-tobacco groups and other factors, U.S. cigarette shipments among major U.S. cigarette manufacturers have decreased at a compound annual rate of approximately 2.4% over the period 1982 through 2002 and approximately 4.3% over the period from 1998 through 2002, as measured by Management Science Associates.

Lorillard derives most of its revenue from the sales of one product in the premium market

Lorillard’s largest selling brand, Newport, accounted for approximately 88% of Lorillard’s sales revenue in 2002. Newport is positioned in the premium segment of the U.S. cigarette market. Lorillard’s principal strategic plan revolves around the advertising and promotion of its Newport brand. Lorillard cannot ensure that it will successfully implement its strategic plan with respect to Newport or that implementation of its strategic plan will result in the maintenance or growth of the Newport brand. The failure by Lorillard to maintain the Newport brand could have a material adverse effect on the results of operations and financial condition of Lorillard, which in turn could adversely affect the value of Carolina Group stock.

Competition from other cigarette makers that are not subject to the State Settlement Agreements will continue to adversely affect Lorillard

In addition to competing with major cigarette makers, Lorillard competes with an increasing number of smaller competitors, many of which are not subject to the same payment obligations under the State Settlement Agreements as Lorillard and thereby enjoy competitive cost and pricing advantages. As a result of their cost and pricing advantages, the smaller manufacturers have gained market share in recent years, principally in the deep discount cigarette segment. Market share for the deep discount brands has increased from 6.9% for the nine months ending September 2002 to 7.8% for the same period in 2003. Lorillard believes that a substantial quantity of deep discount cigarette units are not captured by publicly available data sources nor reflected in Management Science Associates market share data. As a result, Lorillard believes that the actual unit volumes and market share for these brands are substantially under reported. This tends to overstate the market shares for the major manufacturers’ brands. Continued increases in the deep discount segment have had, and could continue to have, a material adverse effect on the results of operations and financial condition of Lorillard, which in turn could adversely affect the value of Carolina Group stock.

Lorillard’s focus on the premium market and its obligations under the State Settlement Agreements make it very difficult to compete successfully in the deep discount market. If the market for premium cigarettes continues to contract, and Lorillard is unable to capture market share from its competitors, there could be a material adverse effect on the results of operations and financial condition of Lorillard, which in turn could adversely affect the value of Carolina Group stock.

Increases in promotional expenses and sales incentives in response to increased competition and declining unit volumes may continue to materially adversely impact Lorillard

The cigarette industry is highly competitive and has become significantly more competitive in recent years with the addition of new smaller manufacturers of deep discount brands. As a result of the increased competition based on the retail price of brands, the ability of Lorillard and the other major manufacturers to raise prices has been adversely affected. In light of this environment, Lorillard has not increased its wholesale prices since March 2002. Major manufacturers have reduced the list prices of many of their brands, including Lorillard in the case of Maverick, at the wholesale level. Increases by manufacturers in wholesale and retail price promotional allowances also effectively reduce the prices of many key cigarette brands. Although Lorillard generally does not provide wholesale price promotional allowances, it has significantly increased other promotional expenditures. On May 5, 2003, Lorillard lowered the wholesale list price of its discount brand, Maverick, by $11.00 per carton in an effort to reposition the brand to be more competitive in the deep discount cigarette segment. Certain of Lorillard’s major competitors continue to promote their products through the use of restrictive merchandising programs that Lorillard believes impede its ability to compete for shelf space in retail outlets and make it difficult to effectively communicate its promotions to consumers. Profits per pack of cigarettes for all of the major cigarette manufacturers, including Lorillard, have been negatively impacted by these wholesale price reductions and/or increased wholesale and retail price promotions.

Current or increasing levels of Lorillard and competitive promotional spending, on-going increases in state excise taxes and the pricing advantages of deep discount brands combined have had and may continue to have a material adverse effect on Lorillard’s revenues and profitability which in turn could adversely affect the value of Carolina Group stock.

The proposed combination of R. J. Reynolds Tobacco Company and Brown & Williamson Tobacco Corp. could make it more difficult for Lorillard to compete

On October 27, 2003, R.J. Reynolds, the second largest cigarette manufacturer in the United States, and British American Tobacco announced that they have agreed to combine the U.S. tobacco business of R.J. Reynolds with British American Tobacco’s U.S. tobacco business, Brown & Williamson Tobacco Corp., the third largest cigarette manufacturer in the United States. The closing of this combination is subject to various conditions, including regulatory approvals.

If completed, the consolidation of these two competitors would result in further concentration of the U.S. tobacco industry, with the top two companies, Philip Morris USA and the newly created Reynolds American, having a combined market share of approximately 80%. In addition, this transaction would combine in one company the third and fourth leading menthol brands, Kool and Salem, which have a combined share of the menthol segment of approximately 21%. This concentration of U.S. market share could make it more difficult for Lorillard and others to compete for shelf space in retail outlets and could impact price competition among menthol brands, either of which could have a material adverse effect on the results of operations and financial condition of Lorillard, which in turn could adversely affect the value of Carolina Group stock.

Several of Lorillard’s competitors have developed alternative cigarette products

Certain of the major cigarette makers are marketing alternative cigarette products. For example, Philip Morris has developed an alternative cigarette called Accord® in which the tobacco is heated rather than burned. R.J. Reynolds has developed an alternative cigarette called Eclipse® in which the tobacco is primarily heated, with only a small amount of tobacco burned. Philip Morris and R.J. Reynolds have indicated that these products may deliver fewer smoke components as compared to conventional cigarettes. Vector Tobacco, Ltd., parent company of Liggett Group, had developed and actively marketed an alternative cigarette called Omni®, which it claimed had lower levels of a number of toxic and cancer-causing compounds and is now marketing a cigarette offered in several packings with declining levels of nicotine, called Quest®. Brown & Williamson has developed an alternative cigarette called Advance®, which is designed to reduce levels of a broad range of carcinogens and other toxins in smoke. Lorillard has not marketed similar alternative cigarettes. Should such alternative cigarette products gain a significant share of the U.S. cigarette market, Lorillard may be at a competitive disadvantage.

Lorillard may not be able to develop, produce or commercialize competitive new products and technologies required by regulatory changes or changes in consumer preferences

Consumer health concerns and changes in regulations are likely to require Lorillard to introduce new products or make substantial changes to existing products. For example, New York State has enacted legislation requiring that cigarette manufacturers reduce the ignition propensity of their products. We cannot assure you that Lorillard will be able to meet the requisite standards without adversely affecting its profitability or consumer acceptance of its products. Similarly, Lorillard believes that there may be increasing pressure from public health authorities to develop a conventional cigarette or an alternative cigarette that provides a demonstrable reduced risk of adverse health effects. Lorillard may not be able to develop a reduced risk product that is acceptable to consumers in a cost-effective manner, or at all. The costs associated with developing new products and technologies, as well as the inability to develop acceptable products in response to competitive conditions or regulatory requirements, may have a material adverse effect on the results of operations and financial condition of Lorillard, which in turn could adversely affect the value of Carolina Group stock.

Increases in the availability of counterfeit cigarettes could adversely affect Lorillard’s sales

Sales of counterfeit cigarettes in the United States, including counterfeits of Lorillard’s Newport brand, continue to increase and could adversely impact sales by the manufacturers of the counterfeited brands and potentially damage the value and reputation of those brands. Significant future increases in the availability of counterfeit Newport cigarettes could have a material adverse effect on Lorillard’s sales volumes, revenue and profits which in turn could adversely affect the value of Carolina Group stock.

Lorillard is a defendant in multiple tobacco-related antitrust lawsuits

Lorillard is a defendant in multiple actions alleging violations of federal and state antitrust laws, including allegations that Lorillard and the other defendants conspired to fix prices of cigarettes. For a more detailed discussion of these cases, see Note 12 of the Notes to the Consolidated Condensed Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, which is incorporated by reference into this prospectus supplement. An adverse outcome in any of these cases could have a material adverse effect on the results of operations and financial condition of Lorillard, which in turn could adversely affect the value of Carolina Group stock.

Lorillard relies on a single manufacturing facility for the production of its cigarettes

Lorillard produces all of its cigarettes at its Greensboro, North Carolina manufacturing facility. If Lorillard’s manufacturing plant is damaged, destroyed or incapacitated or Lorillard is otherwise unable to operate its manufacturing facility, Lorillard may be unable to produce cigarettes and may be unable to meet customer demand. Any such disruption could have a material adverse effect on the results of operations and financial condition of Lorillard, which in turn could adversely affect the value of Carolina Group stock.

Lorillard relies on a limited number of key executives and has experienced, and may continue to experience, difficulty in attracting and hiring qualified new personnel in some areas of its business

The loss of any of Lorillard’s key employees could adversely affect its business. Other than with respect to Lorillard’s chief executive officer, Martin L. Orlowsky, Lorillard does not have employment agreements with any of its key employees. Lorillard is currently experiencing difficulty in identifying and hiring qualified personnel in some areas of its business. This difficulty is primarily attributable to the health and social issues associated with the tobacco industry. The loss of the services of any key personnel or Lorillard’s inability to attract and hire personnel with the requisite skills could restrict Lorillard’s ability to develop new products, enhance existing products in a timely manner, sell products or manage its business effectively. These factors could have a material adverse effect on the results of operations and financial condition of Lorillard, which in turn could adversely affect the value of Carolina Group stock.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $347.4 million (before expenses). If the underwriters exercise their over-allotment option in full, we estimate that the net proceeds from this offering will be approximately $399.5 million (before expenses). These proceeds will be allocated to the Loews Group and used for general corporate purposes.

CERTAIN U.S. FEDERAL TAX CONSEQUENCES

In the opinion of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden Arps”), our counsel, subject to the discussion below, for U.S. federal income tax purposes, the Carolina Group stock will be considered to be stock of Loews. Accordingly, for U.S. federal income tax purposes, the issuance of Carolina Group stock will not be taxable to Loews, holders of Loews common stock or holders of Carolina Group stock.

The foregoing conclusions are not entirely free from doubt, as there are no court decisions or other authorities bearing directly on the classification of instruments with characteristics similar to those of the Carolina Group stock. In addition, the Internal Revenue Service (the “IRS”) has announced that it will not issue advance rulings on the classification of tracking stocks. Accordingly, while Skadden Arps believes that, under current law, the Carolina Group stock will be treated as stock of Loews, it is possible that the IRS could assert that the Carolina Group stock is property other than stock of Loews. While Skadden Arps believes it is unlikely that the IRS would prevail in such event, no assurance can be given that the views expressed in the preceding paragraph, if contested, would be sustained by a court. The opinion of Skadden Arps is not binding on the IRS or a court. If the Carolina Group stock is considered property other than stock of Loews, Loews would generally recognize taxable gain as a result of selling the Carolina Group stock in an amount equal to the excess of the fair market value of such other property over Loews’s tax basis therein. According to the Carolina Group policy statement, the Carolina Group would be responsible for the tax liability attributable thereto. In addition, Loews would likely no longer be able to file a consolidated U.S. federal income tax return that includes the Carolina Group and, therefore, for example, would be unable to offset income generated by the Carolina Group with losses, if any, generated by Loews or other members of the Loews Group.

The foregoing discussion is only a summary of certain U.S. federal income tax considerations relating to the issuance of Carolina Group stock. It is not a complete analysis of all potential tax effects relevant to the issuance of Carolina Group stock. This discussion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder and administrative rulings and court decisions as of the date of this prospectus, all of which are subject to change, possibly with retroactive effect. Prospective investors should consult their tax advisors concerning the U.S. federal, state, local and foreign income and other tax consequences of the purchase, ownership and disposition of Carolina Group stock.

Certain U.S. Federal Income Tax Consequences to Non-U.S. Holders

The following discussion summarizes certain U.S. federal income tax consequences of the purchase, ownership and disposition of Carolina Group stock by “non-U.S. holders.” For purposes of this discussion, you are a “non-U.S. holder” for U.S. federal income tax purposes if you are any holder other than:

•	a citizen or resident of the U.S.;

•	a corporation, or another entity taxable as a corporation for U.S. federal income tax purposes, formed or organized under the laws of the U.S. or any state;

•	an estate, the income of which is subject to U.S. federal income tax without regard to its source; or

•	a trust, if a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions.

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Carolina Group stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Carolina Group stock, you should consult your tax advisors.

This discussion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder and administrative rulings and court decisions as of the date of this prospectus, all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of U.S.

federal income taxation that may be relevant to non-U.S. holders in light of their particular circumstances nor does it address any aspects of state, local, or non-U.S. taxes. Prospective investors should consult their tax advisors concerning the U.S. federal, state, local and foreign income and other tax consequences of the purchase, ownership and disposition of Carolina Group stock.

Dividends

Dividends paid to a non-U.S. holder of Carolina Group stock will be subject to withholding of U.S. federal income tax at the rate of 30% of the gross amount, unless (i) an applicable income tax treaty reduces or eliminates such tax and a non-U.S. holder claiming the benefit of such treaty complies with applicable certification and disclosure requirements or (ii) the dividends are effectively connected with a non-U.S. holder’s conduct of a trade or business in the U.S. or, if certain income tax treaties apply, are attributable to a permanent establishment in the U.S., and the non-U.S. holder complies with applicable certification and disclosure requirements. In the latter case, such dividends will not be subject to the U.S. federal withholding tax but will instead be taxed in the manner applicable to U.S. residents. Non-U.S. holders should consult their tax advisors regarding applicable certification and disclosure requirements in both cases. In addition, dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the U.S. may be subject to a branch profits tax at a 30% rate or a lower rate if provided by an applicable income tax treaty.

Gain on Disposition of Carolina Group Stock

A non-U.S. holder of Carolina Group stock generally will not be subject to U.S. federal income tax with respect to any gain recognized on a sale, exchange or other taxable disposition (collectively, a “disposition”) of Carolina Group stock unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. or, if certain income tax treaties apply, is attributable to a permanent establishment maintained by the non-U.S. holder in the U.S.; or

•	the non-U.S. holder is an individual present in the U.S. for 183 days or more in the taxable year of disposition and satisfies certain other conditions;

•	Loews is or has been a U.S. real property holding corporation for U.S. federal income tax purposes, which Loews does not believe that it has been, currently is, or will become, at any time within the shorter of the five-year period preceding such disposition and such non-U.S. holder’s holding period for its Carolina Group stock. If Loews were or were to become a U.S. real property holding corporation at any time during this period, any gain recognized on a disposition of Carolina Group stock by a non-U.S. holder that did not directly or indirectly own more than 5% of the Carolina Group stock during this period would not be subject to U.S. federal income tax, provided that Carolina Group stock is “regularly traded on an established securities market” (within the meaning of Section 897(c)(3) of the Code).

Information Reporting and Backup Withholding

We must generally report to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. These information reporting requirements apply even if no tax was required to be withheld. A similar report is sent to the recipient of the dividend. In general, backup withholding will not apply to dividends on Carolina Group stock made by us or our paying agents, in their capacities as such, to a non-U.S. holder if the holder has provided the required certification that it is a non-U.S. holder.

In general, backup withholding and information reporting will not apply to proceeds from the disposition of Carolina Group stock paid to a non-U.S. holder if the holder has provided the required certification that it is a non-U.S. holder.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the Non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

UNDERWRITING

Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated are acting as joint bookrunning managers of the offering. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of shares of Carolina Group stock set forth opposite the underwriter’s name.

Underwriter	Number of Shares
Citigroup Global Markets Inc.	7,850,000
Morgan Stanley & Co. Incorporated	7,850,000

Total	15,700,000

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the shares to dealers at the public offering price less a concession not to exceed $0.375 per share. The underwriters may allow, and dealers may reallow, a concession not to exceed $0.10 per share on sales to other dealers.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 2,355,000 additional shares of Carolina Group stock at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment.

Loews, the officers and directors of Loews, and the officers and directors of Lorillard have agreed that, for a period of 90 days from the date of this prospectus, we and they will not, without the prior written consent of Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated, dispose of or hedge any shares of Carolina Group stock, any securities convertible into or exchangeable for Carolina Group stock or options to acquire Carolina Group stock, except that we may grant options pursuant to the Carolina Group 2002 Stock Option Plan and issue shares of Carolina Group stock upon the exercise of options. Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated in their discretion may release any of the securities subject to these lock-up agreements at any time without notice.

Carolina Group stock is listed on the New York Stock Exchange under the symbol “CG.”

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of common stock.

	Paid by Loews
	No Exercise	Full Exercise
Per share	$0.375	$0.375
Total	$5,887,500	$6,770,625

In connection with this offering, Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated, on behalf of the underwriters, may purchase and sell shares of Carolina Group stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of Carolina Group stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the Carolina Group stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of Carolina Group stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated repurchase shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of Carolina Group stock. They may also cause the price of the Carolina Group stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses of this offering will be $350,000.

Each of the underwriters has performed investment banking and advisory services for us and our subsidiaries from time to time for which it has received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

EXPERTS

The consolidated financial statements and the related financial statement schedules incorporated in this prospectus supplement by reference from the Loews Annual Report on Form 10-K for the fiscal year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and Gary W. Garson, Senior Vice President, Secretary and General Counsel of Loews Corporation, are acting as legal counsel to Loews in connection with this offering. Cravath, Swaine & Moore LLP of New York, New York is representing the underwriters in connection with this offering.

Prospectus

LOEWS CORPORATION

$1,500,000,000

Debt Securities

Preferred Stock

Loews Common Stock

Carolina Group Stock

Warrants

Loews Corporation may offer from time to time unsecured senior or subordinated debt securities, preferred stock, Loews common stock, Carolina Group stock or warrants, having an aggregate initial public offering price not to exceed $1,500,000,000 or the equivalent thereof in one or more foreign currencies or composite currencies. We may offer these securities on terms and at prices to be determined at the time of sale.

We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest in our securities.

Our Loews common stock is listed on the New York Stock Exchange under the symbol “LTR”. Our Carolina Group stock is listed on the New York Stock Exchange under the symbol “CG”. If we decide to seek a listing of any debt securities, preferred stock or warrants offered by this prospectus, the related prospectus supplement will disclose the exchange or market on which the securities will be listed, if any, or where we have made an application for listing, if any.

Our principal office is located at 667 Madison Avenue, New York, N.Y. 10021-8087. Our telephone number is (212) 521-2000. Our website can be found at www.loews.com.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is May 6, 2003

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,500,000,000 or the equivalent thereof in one or more foreign currencies or composite currencies. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the manner in which the securities will be offered. The prospectus supplement may also add, update, or change information contained in this prospectus. We urge you to read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” on page 3.

In this prospectus, the words “we,” “us,” “our,” and “Loews” refer to Loews Corporation, and “our board of directors” refers to the board of directors of Loews Corporation.

ABOUT LOEWS CORPORATION

General

We are a holding company. Our subsidiaries are engaged in the following lines of business:

•	property, casualty and life insurance (CNA Financial Corporation (“CNA”), a 90% owned subsidiary);

•	the production and sale of cigarettes (Lorillard, Inc. (“Lorillard”), a wholly owned subsidiary);

•	the operation of hotels (Loews Hotels Holding Corporation (“Loews Hotels”), a wholly owned subsidiary);

•	the operation of offshore oil and gas drilling rigs (Diamond Offshore Drilling, Inc. (“Diamond Offshore”), a 54% owned subsidiary); and

•	the distribution and sale of watches and clocks (Bulova Corporation (“Bulova”), a 97% owned subsidiary).

CNA.    CNA’s principal business is insurance. CNA is an insurance holding company whose primary subsidiaries consist of property and casualty and life and group insurance companies. CNA’s property and casualty insurance operations are conducted by Continental Casualty Company and The Continental Insurance Company and their respective affiliates, and its life and group insurance operations are conducted by Continental Assurance Company and its affiliates, Valley Forge Life Insurance Company and CNA Group Life Assurance Company. CNA’s principal market is the United States, with a continued focus on expanding globally to serve those with growing worldwide interests. CNA accounted for 70.2%, 69.7% and 74.5% of our consolidated total revenue for the fiscal years ended December 31, 2002, 2001 and 2000, respectively.

Lorillard.    Lorillard is engaged, through its subsidiaries, in the production and sale of cigarettes. Its principal cigarette brand names are Newport, Kent, True, Maverick and Old Gold. Lorillard’s largest selling brand is Newport, the second largest selling cigarette brand in the United States and the largest selling brand in the menthol segment of the United States cigarette market. Newport accounted for approximately 88% of Lorillard’s sales in 2002. Substantially all of Lorillard’s sales are in the United States, Puerto Rico and certain U.S. territories. Lorillard’s major trademarks outside of the United States were sold in 1977. Lorillard accounted for 22.2%, 21.1% and 18.7% of our consolidated total revenue for the fiscal years ended December 31, 2002, 2001 and 2000, respectively. For a description of the relationship among Lorillard, the Loews Group and the Carolina Group, see “—Carolina Group/Loews Group” below, “Description of Loews Capital Stock—Carolina Group Stock” on page 16 and “Relationship Between the Loews Group and the Carolina Group” on page 26.

Loews Hotels.    The subsidiaries of Loews Hotels currently operate 18 hotels, 16 of which are in the United States, with the remaining two in Canada. Loews Hotels accounted for 1.8%, 1.7% and 1.6% of our consolidated total revenue for the fiscal years ended December 31, 2002, 2001 and 2000, respectively.

Diamond Offshore.    Diamond Offshore is engaged, through its subsidiaries, in the business of owning and operating drilling rigs that are used primarily in the drilling of offshore oil and gas wells on a contract basis for companies engaged in exploration and production of hydrocarbons. Diamond Offshore operates 47 offshore rigs. Diamond Offshore accounted for 4.7%, 5.4% and 3.6% of our consolidated total revenue for the years ended December 31, 2002, 2001 and 2000, respectively.

Bulova.    Bulova is engaged in the distribution and sale of watches, clocks and timepiece parts for customer use. Its principal watch brands are Bulova, Wittnauer, Caravelle and Accutron. Bulova accounted for 1.0%, 0.8% and 0.8% of our consolidated total revenue for the fiscal years ended December 31, 2002, 2001 and 2000, respectively.

We also own, through a subsidiary, a 49% common stock interest in Hellespont Shipping Corporation, which is engaged in the business of owning and operating six ultra large crude oil tankers that are used primarily to transport crude oil from the Persian Gulf to a limited number of ports in the Far East, Northern Europe and the United States.

In addition, we announced on April 14, 2003 that we had entered into an agreement to purchase Texas Gas Transmission Corporation from The Williams Companies, Inc. for $795 million in cash, plus the assumption of $250 million in debt. Texas Gas owns and operates a 5,800-mile pipeline system that transports natural gas from the Gulf Coast, east Texas and north Louisiana to markets in the southern United States through the Midwest. In 2002, Texas Gas reported net income of $56 million on revenues of $267 million. The closing of the acquisition, which is expected to occur in early June 2003, is subject to normal and customary conditions, including the filing of notification under the Hart-Scott-Rodino antitrust law. For more information, please read the Current Report on Form 8-K filed by us with the SEC on April 14, 2003, a copy of which you can obtain by following the directions described under the heading “Where You Can Find More Information” on page 3.

We derive substantially all of our operating income and cash flow from our subsidiaries, principally Lorillard. We rely upon our invested cash balances and distributions from our subsidiaries to generate the funds necessary to meet our obligations and to declare and pay any dividends to our stockholders. The ability of our subsidiaries to make such payments is subject to, among other things, the availability of sufficient funds in such subsidiaries, applicable state laws (including, in the case of the insurance subsidiaries of CNA, laws and rules governing the payment of dividends by regulated insurance companies) and any restrictions that may be contained in credit agreements or other financing arrangements entered into by such subsidiaries. Claims of creditors of our subsidiaries will generally have priority as to the assets of such subsidiaries over the claims of us and our creditors and stockholders.

Carolina Group/Loews Group

Loews has two classes of common stock: Loews common stock and Carolina Group stock. The Carolina Group stock, commonly called a tracking stock, is intended to reflect the economic performance of a defined group of our assets and liabilities referred to as the “Carolina Group.” The assets and liabilities attributed to the Carolina Group are:

•	Loews’s 100% stock ownership interest in Lorillard;

•	notional, intergroup debt bearing interest at the annual rate of 8.0% and, subject to optional prepayment, due December 31, 2021, owed by the Carolina Group to a defined group of assets and liabilities referred to as the Loews Group and described below (as of March 31, 2003, $2.4 billion was outstanding);

•	any and all liabilities, costs and expenses of Loews and Lorillard and the subsidiaries and predecessors of Lorillard, arising out of or related to tobacco or otherwise arising out of the past, present or future business of Lorillard or its subsidiaries or predecessors, or claims arising out of or related to the sale of any businesses previously sold by Lorillard or its subsidiaries or predecessors, in each case, whether grounded in tort, contract, statute or otherwise, whether pending or asserted in the future;

•	all net income or net losses arising from the assets and liabilities that are reflected in the Carolina Group and all net proceeds from any disposition of those assets, in each case, after deductions to reflect dividends paid to holders of Carolina Group stock or credited to the Loews Group in respect of its intergroup interest; and

•	any acquisitions or investments made from assets reflected in the Carolina Group.

As of March 31, 2003, 39,910,000 shares of Carolina Group stock were outstanding, reflecting an approximately 23.01% interest in the economic performance of the Carolina Group.

The “Loews Group” consists of all of Loews’s assets and liabilities other than the interest in the economic performance of the Carolina Group represented by any outstanding Carolina Group stock, and includes as an asset the notional intergroup debt of the Carolina Group referred to above. As of March 31, 2003, the Loews Group included the approximately 76.99% interest in the economic performance of the Carolina Group not represented by the outstanding Carolina Group stock.

The existence of the Carolina Group and the Carolina Group stock does not affect Loews’s ownership of Lorillard or Lorillard’s status as a separate legal entity. The Carolina Group and the Loews Group are notional groups that are intended to reflect the performance of the defined sets of assets and liabilities of each such group as described above. The Carolina Group and the Loews Group are not separate legal entities and the attribution of Loews’s assets and liabilities to the Loews Group or the Carolina Group does not affect title to the assets or responsibility for the liabilities so attributed.

For more information on the Loews Group, the Carolina Group, Loews common stock and Carolina Group stock, see “Description of Loews Capital Stock—Carolina Group Stock” on page 16 and “Relationship Between the Loews Group and the Carolina Group” on page 26.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy any reports or other information that we file with the SEC at the SEC’s Public Reference Room located at 450 Fifth Street, N.W., Washington D.C. 20549. You may also receive copies of these documents upon payment of a duplicating fee, by writing to the SEC’s Public Reference Section. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room on Washington D.C. and other locations. Our SEC filings are also available to the public from commercial documents retrieval services, at our website (www.loews.com) and at the SEC’s website (www.sec.gov).

The SEC allows us to “incorporate by reference” the information that we file with them into this prospectus. This means that we can disclose important information to you by referring you to other documents previously filed separately with the SEC, including our annual, quarterly and current reports. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is modified or superseded by information contained in this prospectus or any other subsequently filed document. The information incorporated by reference is an important part of this prospectus and any accompanying prospectus supplement. All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement, whether before or after it is declared effective, and prior to the termination of the offering of the securities will be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, any accompanying prospectus supplement and any previously filed document.

The following documents have been filed by us with the SEC (File No. 1-6541) and are incorporated by reference into this prospectus:

1.	Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

2.	Current Reports on Form 8-K filed on January 21, 2003, April 3, 2003 and April 14, 2003; and

3.	The description of the Carolina Group stock contained in our Registration Statement on Form 8-A filed on January 28, 2002, and any amendment or report filed thereafter for the purposes of updating such information.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests for such documents should be directed to Loews Corporation, 667 Madison Avenue, New York, N.Y. 10021-8087, Attention: Corporate Secretary (telephone: (212) 521-2000).

No person is authorized to give any information or represent anything not contained in this prospectus and the accompanying prospectus supplement. We are only offering the securities in places where sales of those securities are permitted. The information contained in this prospectus and any accompanying prospectus supplement, as well as information incorporated by reference, is current only as of the date of that information. Our business, financial condition, results of operations and prospects may have changed since that date.

FORWARD-LOOKING STATEMENTS

Certain statements made or incorporated by reference in this prospectus constitute “forward-looking” statements within the meaning of the federal securities laws. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “will be,” “will continue,” “will likely result,” and similar expressions. Statements made or incorporated by reference in this prospectus that contain forward-looking statements include, but are not limited to:

•	statements regarding CNA’s insurance business relating to asbestos, pollution and mass tort claims, expected cost savings and other results from restructuring activities;

•	statements regarding insurance reserves and statements regarding planned disposition of certain businesses;

•	statements regarding our pending acquisition of Texas Gas Transmission Corporation;

•	statements regarding litigation and developments affecting Lorillard’s tobacco business including, among other things, statements regarding claims, litigation and settlements, and statements regarding regulation of the tobacco industry; and

•	statements regarding Diamond Offshore’s business including, without limitation, statements with respect to expenditures for rig conversion and upgrade, oil and gas price levels, and exploration and production activity.

These statements inherently are subject to a variety of risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those anticipated or projected. These risks and uncertainties include, among others:

•	the impact of competitive products, policies and pricing;

•	product and policy availability and demand and market responses, including the effect of the absence of applicable terrorism legislation on coverages;

•	development of claims and the effect on loss reserves with respect to CNA;

•	exposure to liabilities due to claims made by insured and others relating to asbestos remediation and health-based asbestos impairments, and exposure to liabilities for environmental pollution and mass tort claims;

•	the sufficiency of CNA’s loss reserves and the possibility of future increases in reserves;

•	the performance of reinsurance companies under reinsurance contracts;

•	limitations upon CNA’s ability to receive dividends from its insurance subsidiaries imposed by state regulatory agencies;

•	regulatory limitations and restrictions upon CNA and its insurance subsidiaries generally;

•	the possibility of downgrades in CNA’s ratings (or the ratings of our other subsidiaries) by ratings agencies and changes in rating agency policies and practices;

•	changes in foreign and domestic oil and gas exploration and production activity, oil and gas price levels and expenditures related to rig conversion and upgrade;

•	the effects of corporate bankruptcies and/or accounting restatements (such as Enron and WorldCom) on the financial markets, and the resulting decline in value of securities held by us which may result in additional charges for impairment;

•	the effects of corporate bankruptcies and/or accounting restatements on the markets for directors and officers and errors and omissions coverages;

•	general economic and business conditions;

•	changes in financial markets (such as interest rate, credit, currency, commodities and equities markets) or in the value of specific investments;

•	changes in domestic and foreign political, social and economic conditions;

•	the economic effects of the September 11, 2001 terrorist attacks, other terrorist attacks and the war in Iraq;

•	the impact of regulatory initiatives and compliance with governmental regulations, judicial rulings and jury verdicts;

•	the results of financing efforts; and

•	the actual closing of contemplated transactions and agreements.

The tobacco industry, and Lorillard in particular, continues to be subject to the following risks and uncertainties, among others:

•	health concerns, claims and regulations relating to the use of tobacco products and exposure to environmental tobacco smoke;

•	legislation, including actual and potential excise tax increases;

•	increasing marketing and regulatory restrictions, governmental regulation and privately imposed smoking restrictions;

•	litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the general understandings of applicable law, bonding requirements and the absence of adequate appellate remedies to get timely relief from any of the foregoing; and

•	the effects of price increases related to concluded tobacco litigation settlements and excise tax increases on consumption rates.

Developments in any of these areas, which we describe more fully elsewhere in documents incorporated by reference into this prospectus, could cause our results to differ materially from results that have been or may be projected by or on our behalf. These forward-looking statements speak only as of the date the statement was made. Except as required by law, we expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which any statement is based. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those forward-looking statements or with respect to other forward-looking statements.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, the net proceeds from the sale of the securities offered by this prospectus will be used for general corporate purposes.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth the ratio of income from continuing operations to fixed charges which was computed by dividing pretax income (loss) from continuing operations available for fixed charges (pretax income (loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries and income or loss from equity investees, plus fixed charges, amortization of capitalized interest, and distributed income of equity investees, less capitalized interest) by fixed charges. Fixed charges include (a) interest expense, (b) capitalized interest, (c) amortization of debt issuance costs, (d) interest credited to policyholder account balances, and (e) one-third of rent expense, which we believe represents the interest factor attributable to rent. Since no preferred stock was outstanding during the periods presented, the ratio of income from continuing operations to fixed charges and preferred stock dividends would be the same as the ratios presented here.

	Years Ended December 31,
	2002	2001		2000	1999	1998
Ratio of income from continuing operations to fixed charges	4.5x	(a	)	6.3x	2.5x	2.4x
Ratio of income from continuing operations, excluding interest credited to policyholders, to fixed charges, excluding interest credited to policyholders (b)	5.7x	(a	)	8.6x	3.1x	3.3x

(a)	We incurred a loss for the year ended December 31, 2001, and income from continuing operations was insufficient to cover fixed charges by $870.9 million.
(b)	This second ratio is disclosed for the convenience of fixed income investors and the rating agencies that serve them and is more comparable to the ratios disclosed by all issuers of fixed income securities.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of the debt securities. The debt securities will constitute either unsecured senior debt or unsecured subordinated debt. We will issue debt securities that will be senior debt under an indenture dated as of March 1, 1986 between us and JPMorgan Chase Bank (formerly The Chase Manhattan Bank (National Association)), as trustee, as supplemented by a first supplemental indenture on March 30, 1993 and a second supplemental indenture on February 18, 1997 (as supplemented, the “senior indenture”). We will issue debt securities that will be subordinated debt under an indenture dated as of December 1, 1985 between us and JPMorgan Chase Bank (formerly Manufacturers Hanover Trust Company), as the trustee, as supplemented by a first supplemental indenture on February 18, 1997, a second supplemental indenture on February 18, 1997 and a third supplemental indenture on September 16, 1997 (as supplemented, the “subordinated indenture”). This prospectus refers to the senior indenture and the subordinated indenture individually as the “indenture” and collectively as the “indentures.” The term “trustee” refers to the trustee under each indenture, as appropriate.

The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended. The indentures are substantially identical, except for the provisions relating to subordination, which are included only in the subordinated indenture. The following summary of the material provisions of the indentures and the debt securities is not complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the indentures, each of which has been filed as an exhibit to the registration statement of which this prospectus is a part. We urge you to read the indenture that is applicable to you because it, and not the summary below, defines your rights as a holder of debt securities. You can obtain copies of the indentures by following the directions described under the heading “Where You Can Find More Information” on page 3.

In the summary below, we have included references to section numbers of the indentures so that you can easily locate those provisions. Unless otherwise noted, the referenced section numbers are the same in each indenture. Capitalized terms used in the summary below have the meanings specified in the indentures. The referenced sections of the indentures and the definitions of capitalized terms are incorporated by reference in the following summary.

General

The senior debt securities will rank equally with all of our other unsecured and unsubordinated debt. The subordinated debt securities will be subordinated in right of payment to our “Senior Indebtedness.” For additional information, see “—Subordination” below. As of December 31, 2002, approximately $1.175 billion aggregate principal amount of Loews’s existing long-term debt would have ranked senior to the subordinated debt securities and equally with the senior debt securities, and approximately $1.15 billion aggregate principal amount of Loews’s existing long-term debt would have been subordinated to the senior debt securities and have ranked equally with the subordinated debt securities. The indentures do not limit the amount of debt, either secured or unsecured, which may be issued by us under the indentures or otherwise. The debt securities may be issued in one or more series with the same or various maturities and may be sold at par, a premium or an original issue discount. Debt securities sold at an original issue discount may bear no interest or interest at a rate which is below market rates.

Since Loews is a holding company, the right of Loews, and hence the rights of the creditors and stockholders of Loews, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise is accordingly subject to prior claims of creditors of the subsidiary, except to the extent that claims of Loews itself as a creditor of the subsidiary may be recognized. As of December 31, 2002, Loews’s subsidiaries had approximately $3.383 billion aggregate principal amount of long-term debt outstanding.

The prospectus supplement relating to a series of debt securities will describe the terms of such debt securities being offered, including (to the extent such terms are applicable to such debt securities):

•	designation, aggregate principal amount, denomination and currency or currency unit;

•	date of maturity;

•	currency or currency units for which such debt securities may be purchased and in which principal of, premium, if any, and any interest will or may be payable;

•	interest rate or rates (or the manner of calculation thereof), if any;

•	the times at which any such interest will be payable;

•	the place or places where the principal and interest, if any, will be payable;

•	any redemption or sinking fund provisions;

•	whether such debt securities will be issuable in registered form or bearer form or both and, if issuable in bearer form, restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of certificates in bearer form;

•	whether and under what circumstances we will pay additional amounts on such debt securities held by a person who is not a “U.S. person” in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem such debt securities rather than pay such additional amounts;

•	federal income tax consequences;

•	whether and under what circumstances we will issue the debt securities in whole or in part as Global Securities as described below under “—Global Securities”;

•	applicable conversion or exchange privileges; and

•	any other specific terms of the offered debt securities, including any terms which may be required by or advisable under United States laws or regulations.

For purposes of this prospectus, “U.S. person” means a citizen, national or resident of the United States of America, its territories, possessions and all areas subject to its jurisdiction (the “United States”), a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof or an estate or trust the income of which is subject to United States federal income tax regardless of its source.

Debt securities may be presented for exchange, and registered debt securities may be presented for transfer, in the manner, at the places and subject to the restrictions set forth in the debt securities and as summarized in the applicable prospectus supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection with such exchange or transfer, but subject to the limitations provided in the applicable indenture. Debt securities in bearer form and the coupons, if any, appertaining to such debt securities will be transferable by delivery.

Subordination

The indebtedness represented by the subordinated debt securities is subordinated in right of payment to existing and future “Senior Indebtedness,” as described in the subordinated indenture and any accompanying prospectus supplement (Section 1301 of the subordinated indenture). The term “Senior Indebtedness” means:

•	all indebtedness for money borrowed incurred by us, unless the terms of the instrument or instruments by which such indebtedness is incurred or created expressly provide that such indebtedness is subordinate to the subordinated debt securities or that such indebtedness is not superior in right of payment to the subordinated debt securities,

•	any other indebtedness, obligation or liability incurred by us (including any guaranty, endorsement or other contingent obligation of ours in respect of, or to purchase, or otherwise acquire, any obligation of another), direct or indirect, absolute or contingent, or matured or unmatured, which is specifically designated by us as Senior Indebtedness in the instruments evidencing such indebtedness, obligation or liability at the time of its issuance or incurrence, or

•	any deferral, renewal or extension of any of the foregoing (Section 101 of the subordinated indenture).

By reason of such subordination, in the event of dissolution, insolvency, bankruptcy or other similar proceedings, upon any distribution of assets, (i) the holders of subordinated debt securities will be required to pay over their share of such distribution in respect of the subordinated debt securities to the holders of Senior Indebtedness until such Senior Indebtedness is paid in full and (ii) creditors of ours who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than holders of subordinated debt securities (Section 1301 of the subordinated indenture).

Conversion and Exchange

The terms, if any, on which debt securities of any series will be convertible into or exchangeable for Loews common stock, Carolina Group stock, our preferred stock, another series of our debt securities, other securities, property or cash, or a combination of any of the foregoing, will be summarized in the prospectus supplement relating to such series of debt securities. Such terms may include provisions for conversion or exchange, either on a mandatory basis, at the option of the holder, or at our option, in which the number of shares or amount of Loews common stock, Carolina Group, our preferred stock, another series of our debt securities, other securities, property or cash to be received by the holders of the debt securities would be calculated according to the factors and at such time as summarized in the related prospectus supplement.

Global Securities

Debt securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depository (the “Depository”) identified in the prospectus supplement relating to such series. Unless otherwise specified by us, the Depository will be The Depository Trust Company, New York, New York. Global Securities may be issued only in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities that it represents, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by the Depository or any nominee of such Depository to a successor Depository or any nominee of such successor.

The specific terms of the depository arrangement with respect to a series of debt securities will be summarized in the prospectus supplement relating to such series. We anticipate that the following provisions will generally apply to depository arrangements.

Upon the issuance of a Global Security, the Depository for such Global Security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual debt securities represented by such Global Security to the accounts of persons that have accounts with the Depository (“Participants”). Such accounts shall be designated by the underwriters, dealers or agents with respect to such debt securities or by us if such debt securities are offered and sold directly by us. Ownership of beneficial interests in a Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depository or its nominee (with respect to interests of Participants) and records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, pledge or transfer beneficial interests in a Global Security.

So long as the Depository for a Global Security or its nominee is the registered owner of such Global Security, the Depository or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such Global Security for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual debt securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities of such series in definitive form and will not be considered the owners or holders of such debt securities under the applicable indenture.

Payments of principal of and any premium and any interest on individual debt securities represented by a Global Security registered in the name of a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global Security representing such debt securities. None of Loews, the trustee, any paying agent or the security registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security for such debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the Depository for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Security representing any of such debt securities, immediately will credit Participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such debt securities as shown on the records of such Depository or its nominee. We also expect that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” Such payments will be the responsibility of such Participants.

If a Depository for a series of debt securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by us within 90 days, we will issue individual debt securities of such series in exchange for the Global Security representing such series of debt securities. In addition, we may, at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to such series of debt securities, determine not to have any debt securities of such series represented by one or more Global Securities and, in such event, will issue individual debt securities of such series in exchange for the Global Security or Securities representing such series of debt securities. Individual debt securities of such series so issued will be issued in denominations, unless otherwise specified by us, of $1,000 and integral multiples thereof.

Defeasance

At our option, either (a) we will be Discharged (as defined below) from any and all obligations in respect of any series of debt securities or (b) we will cease to be under any obligation to comply with the restriction on our ability to merge, consolidate or sell assets set forth in the applicable indenture, in either case if we deposit irrevocably with the trustee, in trust, specifically for the benefit of the holders of such series, money or U.S. Government Obligations (as defined below) which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient (in the written opinion of a nationally recognized firm of independent accountants in the case of U.S. Government Obligations or a combination of money and U.S. Government Obligations) to pay all the principal of (including any sinking fund payments or analogous obligations), and interest on, the debt securities of such series on the dates such payments are due in accordance with the terms of such series of debt securities. To exercise such option, we are required to deliver to the trustee an opinion of nationally recognized tax counsel to the effect that holders of the debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and discharge and will be subject to federal income tax in the same amount and in the same manner and at the same times as would have been the case if such deposit and discharge had not occurred.

The term “Discharged” is defined to mean that we are deemed to have paid and discharged the entire indebtedness represented by, and obligations under, the debt securities of such series and to have satisfied all the obligations under the indenture relating to the debt securities of such series, except for

•	the rights of holders of the debt securities of such series to receive, from the trust fund described above, payment of the principal of and the interest on the debt securities of such series when such payments are due,

•	our obligations with respect to the debt securities of such series with respect to registration, transfer, exchange, replacement of mutilated, destroyed, lost and stolen certificates, maintenance of a paying office and holding money in trust, and

•	the rights, powers, trusts, duties and immunities of the trustee under the applicable indenture.

The term “U.S. Government Obligations” is defined to mean securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under clauses (i) or (ii) are not callable or redeemable at the option of the issuer thereof, and also includes a depositary receipt issued by a bank or trust company, as custodian with respect to any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligations evidenced by such depository receipt (Article Fourteen of the senior indenture; Article Fifteen of the subordinated indenture).

Modification of the Indentures

Modifications and amendments of either indenture may be made by us and the trustee with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities affected by such modification or amendment; provided however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

•	reduce the principal amount of or interest on, or any premium payable upon redemption of, any debt security;

•	change certain other terms related to waiver of defaults or covenants; or

•	reduce the percentage of the principal amount of the outstanding debt security of any series, the consent of whose holders is required to modify or amend the applicable indenture or waive compliance with, or consent to certain defaults under, the provisions of such indenture (Section 902).

Our board of directors does not have the power to waive any of the covenants of either indenture, including those relating to consolidation, merger or sale of assets.

Events of Default, Notice and Waiver

The following will be “Events of Default” with respect to any particular series of the debt securities:

•	default in any payment of interest on such series when due, continued for 30 days;

•	default in any payment of principal and premium, if any, of, or sinking fund installment on, such series when due;

•	default in the performance, or breach, of any covenant or warranty of ours applicable to such series continued for 60 days after written notice to us by the trustee or the holders of at least 25% in principal amount of such series;

•	default resulting in the acceleration of any indebtedness of ours for money borrowed in excess of $100,000,000 under the terms of the instrument under which such indebtedness is or may be outstanding, if such acceleration is not rescinded or annulled within 10 days after notice to us by the trustee or the holders of at least 25% in principal amount of such series; and

•	certain events of bankruptcy, insolvency or reorganization (Section 501).

No Event of Default with respect to a particular series of debt securities necessarily constitutes an Event of Default with respect to any other series of debt securities (Section 501).

The trustee will, within 90 days after the occurrence of any default with respect to any series of the debt securities, give to the holders thereof notice of such default known to the trustee, unless such default has been cured or waived (the term default for this purpose means any event which is, or after notice or lapse of time, or both, would become, an Event of Default); provided that, except in the case of a default in the payment of principal of (or premium, if any) or interest on any of such series of debt securities or in the payment of any sinking fund installments, the trustee will be protected in withholding such notice if and so long as it in good faith determines that the withholding of such notice is in the interest of the holders of the debt securities of that series (Section 602).

We will be required to furnish to the trustee each year a statement as to the fulfillment by us of our obligations under the applicable indenture (Section 1004).

The holders of a majority in principal amount of the outstanding debt securities of any series may, in respect of such series, waive certain defaults and may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee, provided that such direction shall not be in conflict with any rule of law or with the applicable indenture (Sections 512, 513). The trustee has the right to decline to follow any such direction if the trustee in good faith determines that the proceeding so directed would be unjustly prejudicial to the holders of debt securities of such series not joining in any such direction or would involve the trustee in personal liability. Each indenture provides that in case an Event of Default occurs and is continuing with respect to any series of the debt securities, the trustee will be required to exercise any of its rights and powers under such indenture with the degree of care and skill such as a prudent man would exercise in the conduct of his own affairs (Section 601). Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the applicable indenture at the direction of any of the holders of such debt securities unless such holders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by the trustee in complying with such direction (Section 603).

If an Event of Default occurs and is continuing with respect to the debt securities of any series, the trustee or the holders of at least 25% in principal amount of such series may declare such series due and payable (Section 502).

Each indenture provides that no holder of debt securities of any series may institute any action against us under such indenture (except actions for payment of overdue principal or interest or premium, if any) unless the holders of at least 25% in principal amount of such series have requested the trustee to institute such action and have offered the trustee reasonable indemnity, and the trustee has not instituted such action within 60 days of such request (Section 507).

Consolidation, Merger or Sale of Assets

We may not consolidate with or merge into any other corporation or sell our assets substantially as an entirety, unless:

•	the corporation formed by such consolidation or into which we are merged or the corporation which acquires our assets is organized in the United States and expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest on all the debt securities, if any, issued under the applicable indenture and the performance of every covenant of such indenture to be performed by us and

•	immediately after giving effect to such transaction, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, has happened and is continuing.

Upon any such consolidation, merger or sale, the successor corporation formed by such consolidation, or into which we are merged or to which such sale is made, will succeed to, and be substituted for, us under such indenture (Sections 801, 802).

Other than the covenants described above, or as set forth in any accompanying prospectus supplement, the indentures and the debt securities do not contain any covenants or other provisions designed to afford holders of the debt securities protection in the event of a takeover, recapitalization or a highly leveraged transaction involving us.

Concerning the Trustee

We and the trustee may from time to time engage in normal and customary banking transactions.

DESCRIPTION OF LOEWS CAPITAL STOCK

The following description of certain terms of our capital stock does not purport to be complete and is qualified in its entirety by reference to our certificate of incorporation, our by-laws and the applicable provisions of the Delaware General Corporation Law. Our certificate of incorporation and our by-laws have been filed as exhibits to the registration statement of which this prospectus is a part. For more information on how you can obtain our certificate of incorporation and by-laws, see “Where You Can Find More Information” on page 3. We urge you to read our certificate of incorporation and by-laws in their entirety.

General

Our certificate of incorporation provides that we are authorized to issue 1.3 billion shares of capital stock, consisting of 100 million shares of preferred stock, par value $0.10 per share, 600 million shares of Loews common stock, par value $1.00 per share, and 600 million shares of Carolina Group stock, par value $0.01 per share. As of March 31, 2003, we had outstanding 185,447,050 shares of Loews common stock, 39,910,000 shares of Carolina Group stock and no shares of Loews preferred stock.

Although our board of directors has no intention at the present time of doing so, it could issue common stock, warrants or a series of Loews preferred stock that could, depending on the terms of such securities, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue such shares based on its judgment as to the best interests of us and our shareholders. Our board of directors, in so acting, could issue securities having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our shareholders might believe to be in their best interests or in which our shareholders might receive a premium for their stock over the then-current market price of the stock.

Loews Preferred Stock

The following description of certain terms of the preferred stock does not purport to be complete and is qualified in its entirety by reference to our certificate of incorporation, the applicable provisions of the Delaware General Corporation Law and the certificate of designations that relates to the particular series of preferred stock, which will be filed with the SEC at or prior to the time of the sale of the related preferred stock. Certain terms of any series of preferred stock offered by any prospectus supplement will be set forth in the certificate of designations, and summarized in the prospectus supplement, relating to such series of preferred stock. If so indicated in the prospectus supplement, the terms of any such series may differ from the terms set forth below. If there are differences between the prospectus supplement relating to a particular series and this prospectus, the prospectus supplement will control. For more information on how you can obtain our certificate of incorporation and any applicable certificate of designations, see “Where You Can Find More Information” on page 3. We urge you to read our certificate of incorporation and any applicable certificate of designations in their entirety.

General.    The board of directors is authorized to establish and designate series of preferred stock and to fix the number of shares and the relative rights, preferences and limitations of the respective series of preferred stock. The terms of a particular series of preferred stock may differ, among other things, in:

•	the designation and number of shares comprising such series;

•	the dividends, if any, which shall be payable on the shares of such series and any preferences and other terms and conditions applicable thereto;

•	any rights and preferences of the holders of the shares of such series upon the liquidation, dissolution, or winding up of our affairs, or upon any distribution of our assets;

•	the full, limited or special voting rights, if any, of the shares of such series, in addition to voting rights provided by law, and the terms and conditions applicable thereto;

•	any provision with respect to the conversion of the shares of such series into, or the exchange of such shares for, shares of any other class or classes, or of any other series of any class, of our capital stock and/or any other property or cash, and the terms and conditions applicable to any such conversion or exchange;

•	any provision with respect to the redemption, purchase, or retirement of such shares and the terms and conditions applicable thereto;

•	any provision with respect to the issuance of additional shares of such series or of any other class or series on a parity with or superior to the shares of such series; and

•	any other relative, participating, optional or special powers, preferences, or rights of, and any other qualifications, limitations, or restrictions with respect to, the shares of such series as the board of directors may deem advisable.

Unless otherwise specifically set forth in the certificate of designations, and summarized in the prospectus supplement, relating to a series of preferred stock, all shares of preferred stock will be of equal rank, preference and priority as to dividends; when the stated dividends are not paid in full, the shares of all series of the preferred stock will share ratably in any payment thereof; and upon liquidation, dissolution or winding up, if assets are insufficient to pay in full all preferred stock, then such assets shall be distributed among the holders ratably.

Since we are a holding company, our right, and hence the right of our creditors and shareholders, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of our subsidiaries, except to the extent that our claims as a creditor of the subsidiary may be recognized.

Dividend Rights.    Except as may be set forth in the certificate of designations, and summarized in the prospectus supplement relating to a series of preferred stock, the holders of preferred stock will be entitled to receive, but only when and as declared by our board of directors out of funds legally available for that purpose, cash dividends at the rates and on the dates set forth in the certificate of designations, and summarized in the prospectus supplement relating to a particular series of preferred stock, and no more, payable quarterly. Such rate may be fixed or variable. Each such dividend will be payable to the holders of record as they appear on our stock books on such record dates as will be fixed by our board of directors or a duly authorized committee thereof. Dividends payable on the preferred stock for any period less than a full quarter will be computed on the basis of the actual number of days elapsed over a 360 day year and for a period of a full calendar quarter, will be computed on the basis of a 360 day year consisting of twelve 30 day months. Except as may be set forth in the prospectus supplement relating to a series of preferred stock, such dividends will be payable from, and will be cumulative from, the date of original issue of each share, so that, if in any quarterly dividend period (being the period between such dividend payment dates), dividends at the rate or rates as set forth in the certificate of designations, and summarized in the prospectus supplement, relating to such series of preferred stock have not been declared and paid or set apart for payment on all outstanding shares of preferred stock for such quarterly dividend period and all preceding quarterly dividend periods from and after the first day from which dividends are cumulative, then the aggregate deficiency will be declared and fully paid or set apart for payment, but without interest, before any dividends are declared or paid or set apart for payment on our common stock by us. After payment in full of all dividend arrearages on the preferred stock, dividends on our common stock may be declared and paid out of funds legally available for that purpose as our board of directors may determine.

Redemption.    We will have such rights, if any, to redeem shares of preferred stock, and the holders of preferred stock will have such rights, if any, to cause us to redeem shares of preferred stock, as may be set forth in the certificate of designations, and summarized in the prospectus supplement, relating to a series of preferred stock.

Conversion or Exchange.    The holders of preferred stock will have such rights, if any, to convert such shares into or to exchange such shares for, shares of any other class or classes, or of any other series of any class, of our capital stock and/or any other property or cash, as may be set forth in the certificate of designations, and summarized in the prospectus supplement, relating to a series of preferred stock.

Voting Rights.    The holders of preferred stock will have such voting rights as required by applicable law and as may be set forth in the certificate of designations, and summarized in the prospectus supplement relating to a series of preferred stock.

Liquidation Rights.    Upon any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, holders of preferred stock will have such preferences and priorities, if any, with respect to distribution of our assets or the proceeds thereof as may be set forth in the certificate of designations and summarized in the prospectus supplement relating to a series of preferred stock.

Miscellaneous.    The transfer agent, dividend disbursing agent and registrar for the preferred stock issued in connection with this prospectus will be as set forth in the certificate of designations and summarized in the prospectus supplement. The holders of preferred stock, including any preferred stock issued in connection with this prospectus, will not have any preemptive rights to purchase or subscribe for any shares of any class or other securities of any type of ours. When issued, the preferred stock will be fully paid and nonassessable. The certificate of designations setting forth the provisions of each series of preferred stock will become effective after the date of this prospectus but on or before issuance of the related series of preferred stock.

Loews Common Stock

The following description of certain rights of the Loews common stock does not purport to be complete and is qualified in its entirety by reference to our certificate of incorporation, our by-laws and the applicable provisions of the Delaware General Corporation Law. We urge you to read the description of the Carolina Group stock in “—Carolina Group Stock” below since the rights of the Loews common stock are impacted by the rights of the Carolina Group stock.

Voting Rights.    The holders of Loews common stock are entitled to one vote for each share on all matters voted on by shareholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of our preferred stock, the holders of such Loews common shares and the holders of Carolina Group stock possess all voting power and the election of members of our board of directors will be decided by holders of a plurality of the voting power of the shares of

Loews common stock and Carolina Group stock entitled to vote in person or by proxy, voting together, at a meeting for the election of directors. See “—Carolina Group Stock—Voting Rights” below for a further description of the voting rights of the Loews common stock.

Dividends and Liquidation Rights.    Subject to any preferential rights of any outstanding series of Loews preferred stock created by our board of directors from time to time, the holders of Loews common stock are entitled to such dividends as may be declared from time to time by our board of directors from funds available therefor, and, upon liquidation, holders of shares of Loews common stock, Carolina Group stock and any other class of Loews common shares will share ratably in the funds of ours remaining for distribution to our common shareholders in proportion to the aggregate market capitalization of the outstanding shares of each class of stock, as applicable, to the aggregate market capitalization of all the outstanding shares of Loews common stock, Carolina Group stock and any other class of Loews common shares outstanding, as more fully described below under the headings “—Carolina Group Stock —Dividends” and “—Carolina Group Stock—Liquidation Rights.”

Miscellaneous.    The outstanding shares of Loews common stock are, and any shares of Loews common stock offered hereby upon issuance and payment therefor will be, fully paid and nonassessable. The Loews common stock has no preemptive or conversion rights and there are no redemption or sinking fund provisions applicable thereto.

The Loews common stock is listed on the New York Stock Exchange under the ticker symbol “LTR.”

The transfer agent and registrar for the Loews common stock is Mellon Investor Services LLC, 85 Challenger Road, Ridgefield Park, NJ 07660 (telephone: (800) 851-9677).

Carolina Group Stock

The Carolina Group

We designed Carolina Group stock to track the economic performance of the Carolina Group. The assets and liabilities attributed to the “Carolina Group” are:

•	our 100% stock ownership interest in Lorillard;

•	notional, intergroup debt bearing interest at the annual rate of 8.0% and, subject to optional prepayment, due December 31, 2021, owed by the Carolina Group to a defined group of assets and liabilities referred to as the Loews Group and described below (as of March 31, 2003, $2.4 billion was outstanding);

•	any and all liabilities, costs and expenses of Loews and Lorillard and the subsidiaries and predecessors of Lorillard, arising out of or related to tobacco or otherwise arising out of the past, present or future business of Lorillard or its subsidiaries or predecessors, or claims arising out of or related to the sale of any businesses previously sold by Lorillard or its subsidiaries or predecessors, in each case, whether grounded in tort, contract, statute or otherwise, whether pending or asserted in the future;

•	all net income or net losses arising from the assets and liabilities that are reflected in the Carolina Group and all net proceeds from any disposition of those assets, in each case, after deductions to reflect dividends paid to holders of Carolina Group stock or credited to the Loews Group in respect of its intergroup interest; and

•	any acquisitions or investments made from assets reflected in the Carolina Group.

Our certificate of incorporation defines the “Loews Group” generally as our assets and liabilities or that of any of our subsidiaries, other than the interest in the economic performance of the Carolina Group represented by the outstanding shares of Carolina Group stock.

The Carolina Group stock has no preemptive or conversion rights.

The Carolina Group stock is listed on the New York Stock Exchange under the ticker symbol “CG.”

The transfer agent and registrar for the Carolina Group stock is Mellon Investor Services LLC, 85 Challenger Road, Ridgefield Park, NJ 07660 (telephone: (800) 851-9677).

The Carolina Group Allocation Fraction

Our certificate of incorporation defines the “Carolina Group Allocation Fraction” to represent the interest in the economic performance of the Carolina Group reflected by Carolina Group stock issued to the public. At any time that all of the interest in the economic performance of the Carolina Group is not reflected by the outstanding Carolina Group stock, this fraction will be used, in effect, to allocate to the Loews Group the right to participate, to the extent of its intergroup interest, in any dividend, distribution, liquidation or other payment made to holders of Carolina Group stock. At any time that all of the interest in the economic performance of the Carolina Group is fully reflected by the outstanding Carolina Group stock, this fraction will equal one and, accordingly, the intergroup interest will equal zero.

As of March 31, 2003, the Carolina Group Allocation Fraction was .2301.

Subject to the criteria we describe below, this fraction is subject to adjustment from time to time as our board of directors deems appropriate:

•	to reflect subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of Carolina Group stock and stock dividends payable in shares of Carolina Group stock;

•	to reflect the fair market value of any allocations by us of cash, property or other assets or liabilities from the Loews Group to the Carolina Group (or vice versa), or of cash or property or other assets or liabilities of the Loews Group to, or for the benefit of, employees of businesses attributed to the Carolina Group in connection with employee benefit plans or arrangements of Loews or any of its subsidiaries (or vice versa);

•	to reflect the number of shares of our capital stock contributed to, or for the benefit of, employees of businesses attributed to the Carolina Group in connection with benefit plans or arrangements of us or any of our subsidiaries;

•	to reflect repurchases by us, on behalf of the Loews Group or the Carolina Group, of shares of Carolina Group stock;

•	to reflect issuances of Carolina Group stock for the account of the Carolina Group or the Loews Group;

•	to reflect dividends or other distributions to holders of Carolina Group stock, to the extent a pro rata payment is not made to the Loews Group; and

•	under such other circumstances as our board of directors determines appropriate to reflect the economic substance of any other event or circumstance.

In addition, in determining the percentage interest of holders of Carolina Group stock in any particular dividend or other distribution, we will reduce the economic interest of holders of Carolina Group stock in the Carolina Group to reflect dilution arising from shares of Carolina Group stock reserved for issuance upon conversion, exercise or exchange of other securities that are entitled to participate in such dividend or other distribution.

Any such adjustment must be made in a manner that our board of directors determines to be fair and equitable to holders of Loews common stock and holders of Carolina Group stock. In the event that any asset or other property attributed to the Loews Group is allocated to the Carolina Group, the consideration paid by us to acquire such asset or other property will be presumed to be its “fair market value” as of its acquisition. Any adjustment to the Carolina Group Allocation Fraction made by our board of directors in accordance with these principles will be at the sole discretion of our board of directors and will be final and binding on all shareholders.

Voting Rights

Except as we describe below, each outstanding share of Carolina Group is entitled to 1/10 of a vote and each outstanding share of Loews common stock is entitled to one vote. The voting rights of Carolina Group stock are subject to adjustments to reflect stock splits, reverse stock splits, stock dividends or certain stock distributions with respect to Loews common stock or Carolina Group stock.

Except as otherwise required by Delaware law or any special voting rights of any class or series of Loews preferred stock or any other class of our common stock, holders of shares of Loews common stock, Carolina Group stock and any other class or series of our capital stock that are entitled to vote will vote as one class with respect to all matters to be voted on by our shareholders. No separate class vote of Carolina Group stock is required, except as required by the Delaware General Corporation Law. When a vote is taken on any matter as to which all of our common shares are voting together as one class, holders of Loews common stock have significantly greater voting power than holders of Carolina Group stock.

Dividends

General.    Because we are a holding company, our principal source of funds is dividends we receive from our subsidiaries. The failure of the independent board of directors of Lorillard Tobacco Company or Lorillard to pay dividends could lead to our decreasing or eliminating dividends on Carolina Group stock. Dividends on Carolina Group stock are limited to an available dividend amount equal to the lesser of:

•	the assets of Loews legally available for dividends; and

•	the amount that would legally be available for dividends on Carolina Group stock if the Carolina Group were a separate Delaware corporation.

Dividends on Loews common stock are limited to the amount of funds legally available for all of Loews, less the sum of the available dividend amount for Carolina Group stock. Net losses of either group and dividends or distributions on shares of either class of common stock will reduce the funds of Loews legally available for payment of dividends on Carolina Group stock.

Discrimination among classes of common shares.    Our certificate of incorporation does not provide for mandatory dividends. Provided that there are sufficient assets to pay a dividend on a class of stock as described above under “—General,” our board of directors has the sole authority and discretion to declare and pay dividends (or to refrain from declaring or paying dividends), in equal or unequal amounts, on Loews common stock, Carolina Group stock, any other class or series of our capital stock or any two or more of such classes. Subject to not exceeding the applicable available dividend amount, our board of directors has this power regardless of the relative available dividend amounts, prior dividend amounts declared, liquidation rights or any other factor.

Share Distributions

We may declare and pay a distribution consisting of shares of Loews common stock, Carolina Group stock or any other of our securities or securities of any other person to holders of Loews common stock or Carolina Group stock only in accordance with the provisions described below. We refer to this type of distribution as a “share distribution.”

Distributions on Loews common stock or Carolina Group stock.    We may declare and pay a share distribution to holders of Loews common stock or Carolina Group stock consisting of any securities of Loews, any subsidiary of Loews, or any other person. However, securities attributable to a group may be distributed to holders of another group only for consideration. In the case of shares of Carolina Group stock distributed to holders of Loews common stock, such consideration may consist, in whole or in part, of a decrease in the intergroup interest, if any, held by the Loews Group in the Carolina Group.

Discrimination among classes of Loews common shares.    Our certificate of incorporation does not provide for mandatory share distributions. Subject to the restrictions described above, our board of directors has the sole authority and discretion to declare and pay share distributions (or to refrain from declaring or paying share distributions), in equal or unequal amounts, on Loews common stock, Carolina Group stock, or any other class or series of our capital stock or any two or more of such classes. Subject to not exceeding the applicable available dividend amounts, our board of directors has this power regardless of the relative available dividend amounts, prior share distributions declared, liquidation rights or any other factor.

Redemption

Redemption in exchange for shares of Loews common stock or cash following a tax event at option of our board of directors.    At any time following the occurrence of a tax event, our board of directors, in its sole discretion, may redeem all outstanding shares of Carolina Group stock for (1) shares of Loews common stock or (2) cash. In such event, each share of Carolina Group stock will be redeemed in exchange for (1) that number of shares of Loews common stock, calculated to the nearest 1/10,000, equal to 100% of the ratio of the average market price per share of Carolina Group stock to the average market price per share of Loews common stock or, at the sole discretion of our board of directors, (2) such amount of cash, calculated to the nearest $0.01, equal to 105% of the average market price per share of Carolina Group stock.

In order to redeem Carolina Group stock on the basis of a tax event, we must obtain an opinion of counsel that, as a result of the enactment of an amendment to or change (or prospective change) in a law or an interpretation of the law that takes place after Carolina Group stock is issued, there is more than an insubstantial risk that, for tax purposes:

•	any issuance of Carolina Group stock would be treated as a sale or other taxable disposition by Loews or any of its subsidiaries of any of the assets, operations or relevant subsidiaries underlying Carolina Group stock;

•	the existence of Carolina Group stock would subject us, our subsidiaries or our affiliates, or any of our or their respective successors to the imposition of tax or other adverse tax consequences; or

•	either Loews common stock or Carolina Group stock would not be treated solely as our common stock.

For purposes of the optional redemption provision described above, the average market price per share of Loews common stock or Carolina Group stock, as the case may be, means the average of the daily closing market value per share for Loews common stock or Carolina Group stock for the 20 consecutive trading days ending on the 5th trading day prior to the date notice of the redemption is mailed to holders of Carolina Group stock.

If we choose to redeem shares of Carolina Group stock for cash, holders of Carolina Group stock generally will be subject to tax in the event the total consideration they receive for their Carolina Group stock exceeds their adjusted basis in the Carolina Group stock.

Redemption in exchange for shares of Loews common stock or cash following the second anniversary of the public issuance of Carolina Group stock at option of our board of directors.    At any time following February 6, 2004 until the 90th day after the occurrence of a disposition of all or substantially all of the assets attributed to the Carolina Group, our board of directors, in its sole discretion, may redeem all outstanding shares of Carolina Group stock for (1) shares of Loews common stock or (2) cash. In such event, each share of Carolina Group stock will be redeemed in exchange for (1) that number of shares of Loews common stock, calculated to the nearest 1/10,000, equal to 115% of the ratio of the average market price per share of Carolina Group stock to the average market price per share of Loews common stock or (2) such amount of cash, calculated to the nearest $0.01, equal to 120% of the average market price per share of Carolina Group stock.

For purposes of the optional redemption provision described above, the average market price per share of Loews common stock or Carolina Group stock, as the case may be, means the average of the daily closing market value per share for Loews common stock or Carolina Group stock for the 20 consecutive trading days ending on the 5th trading day prior to the date notice of the redemption is mailed to holders of Carolina Group stock.

If we choose to redeem shares of Carolina Group stock for cash, holders of Carolina Group stock generally will be subject to tax in the event the total consideration they receive for their Carolina Group stock exceeds their adjusted basis in the Carolina Group stock.

Redemption in exchange for stock of qualifying subsidiaries at option of our board of directors.    We may, in our sole discretion, at any time, without shareholder approval, redeem all outstanding shares of Carolina Group stock in exchange for shares of common stock of a subsidiary of Loews that satisfies certain requirements under the Internal Revenue Code of 1986, as amended, and that directly or indirectly holds all of the assets and liabilities of the Carolina Group (and no other material assets or liabilities). We refer to a subsidiary that satisfies these requirements as a “qualifying subsidiary.” This type of redemption must be tax-free to the holders of Carolina Group stock, except with respect to any cash that holders receive in lieu of fractional shares.

In this case, we would exchange the shares of Carolina Group stock for an aggregate number of shares of common stock of the qualifying subsidiary equal to the number of outstanding shares of common stock of the qualifying subsidiary held by us multiplied by the Carolina Group Allocation Fraction.

We may redeem shares of Carolina Group stock for qualifying subsidiary stock only if we have sufficient funds legally available for distribution under Delaware law.

Redemption in connection with certain significant transactions.    In the event of a sale, transfer, assignment or other disposition of all or substantially all of the assets attributed to the Carolina Group, we may take one of the actions set forth below on or prior to the 90th calendar day following the disposition date, which action will be selected in the sole discretion of our board of directors; provided, however, that if (1) we have received any of the net proceeds from the disposition, and (2) we have determined not to retain all such amounts as Loews tobacco contingency reserves, we must take one of the actions set forth below on or prior to the 90th calendar day following the disposition date:

•	Redeem each outstanding share of Carolina Group stock in exchange for a number of shares of Loews common stock (calculated to the nearest 1/10,000) equal to 115% of the ratio of the average market price per share of Carolina Group stock to the average market price per share of Loews common stock.

•	Subject to limitations, declare and pay a dividend in cash and/or in securities (other than Loews common stock) or other property to holders of the outstanding shares of Carolina Group stock equally on a pro rata basis in an aggregate amount equal to the net proceeds of the disposition received by us (less any Loews tobacco contingency reserves) allocable to Carolina Group stock.

•	Subject to limitations, if the disposition involves the disposition of all, not merely substantially all, of the assets attributed to the Carolina Group, redeem all outstanding shares of Carolina Group stock in exchange for cash and/or securities (other than Loews common stock) or other property in an aggregate amount equal to the net proceeds of such disposition allocable to Carolina Group stock.

•	Subject to limitations, if the disposition involves substantially all (but not all) of the assets attributed to the Carolina Group, redeem a number of outstanding shares of Carolina Group stock in exchange for a redemption price in cash and/or securities (other than Loews common stock) equal to the net proceeds of that disposition allocable to Carolina Group stock. The number of shares of Carolina Group stock to be redeemed would be equal to the lesser of (1) a number determined by dividing the aggregate amount of net proceeds allocated to the redemption of these shares by the average market value of one share of Carolina Group stock during the 20 consecutive trading days ending on the 5th trading day immediately preceding the date of the public announcement that a definitive agreement has been signed for the disposition and (2) the total number of outstanding shares of Carolina Group stock.

•	Subject to limitations, redeem some shares of Carolina Group stock in exchange for shares of Loews common stock at the exchange rate described in the first bullet above, and use an amount equal to a portion of the net proceeds of the disposition received by us (less any Loews tobacco contingency reserves) allocable to Carolina Group stock to declare and pay a dividend as described in the second bullet above.

•	Subject to limitations, redeem some shares of Carolina Group stock in exchange for shares of Loews common stock at the exchange rate described in the first bullet above, and use an amount equal to a portion of the net proceeds of the disposition allocable to Carolina Group stock to redeem part or all of the remaining shares of Carolina Group stock as described in the third and fourth bullets above.

The value of the consideration paid to holders of Carolina Group stock in the different scenarios described above could vary significantly. Our board of directors would not be required to select the option that would result in the distribution with the highest value to the holders of Carolina Group stock.

It is possible that Lorillard will, in its independent judgment, retain some or all of the net proceeds from the sale of all or substantially all of the assets of the Carolina Group. It is also possible that after we receive some or all of the net proceeds from the sale of substantially all of the assets of the Carolina Group, that we will retain some or all of such net proceeds as Loews tobacco contingency reserves.

If, on the 91st day following the disposition date, we have not redeemed all of the outstanding shares of Carolina Group stock and (1) we have not received 100% of the net proceeds from the disposition, or (2) we have received some or all of the net proceeds from the disposition but has determined to retain Loews tobacco contingency reserves, the following principles will apply: Each time that we receive any distributions from Lorillard, we are required to pay a dividend in cash and/or in securities (other than Loews common stock) or other property to holders of the outstanding shares of Carolina Group stock equally on a pro rata basis in an aggregate amount equal to the amount of the distribution (less any increase in Loews tobacco contingency reserves made in connection with each new distribution from Lorillard) allocable to Carolina Group stock. If, and when, we, in our sole discretion, determine to release some or all of the Loews tobacco contingency reserves, we are required promptly to pay a dividend in cash and/or in securities (other than Loews common stock) or other property to holders of the outstanding shares of Carolina Group stock equally on a pro rata basis in an aggregate amount equal to the released Loews tobacco contingency reserves allocable to Carolina Group stock. In no event will we be required to make dividend payments more frequently than once per fiscal quarter. Any unpaid amounts in any fiscal quarter will be accumulated for payment in the next fiscal quarter. Notwithstanding the foregoing, at any time after:

•	we have received 100% of the net proceeds from the disposition;

•	there are no remaining Loews tobacco contingency reserves; and

•	the remaining assets of the Carolina Group consist solely of cash and/or cash equivalents, such amount, the “final cash amount,”

we may redeem all of the outstanding shares of Carolina Group stock for the greater of (x) the portion of the final cash amount allocable to the Carolina Group, divided equally among the outstanding shares of Carolina Group stock, and (y) $.001 per share of Carolina Group stock.

For purposes of these redemption provisions, the “average market price per share” of Loews common stock or Carolina Group stock, as the case may be, means the average of the daily closing market value per share for such Loews common stock or Carolina Group stock, as applicable, during the 20 consecutive trading days ending on the 5th trading day immediately preceding the date of the public announcement that a definitive agreement has been signed for the disposition.

For purposes of these provisions, “substantially all of the assets” of the Carolina Group as of any date means a portion of such assets that represents at least 80% of the fair value of the assets attributed to the Carolina Group as of such date.

For purposes of these provisions, the term “net proceeds” means the proceeds from the sale received after payment or provision for:

•	repayment of any notional, intergroup debt;

•	taxes and transaction costs in connection with the sale;

•	any fixed tobacco-related liabilities; and

•	any other liabilities or obligations (contingent or otherwise) of the Carolina Group (other than any tobacco-related contingencies or other tobacco-related costs or liabilities of any kind (by way of contract, tort, indemnity, guarantee or otherwise) which are not fixed tobacco-related liabilities, whether or not any such contingency, cost or liability would be deductible as a cost or expense or would qualify for treatment as a reserve under generally accepted accounting principles), including

•	indemnity or guarantee obligations; and

•	liabilities assumed for future purchase price adjustments.

For purposes of these provisions, the term “Loews tobacco contingency reserves” means an amount retained by us which our board of directors from time to time determines in good faith should be retained for tobacco-related contingencies or other tobacco-related costs or liabilities of any kind (by way of contract, tort, indemnity, guarantee or otherwise), whether or not any such contingency, cost or liability would be deductible as a cost or expense or would qualify for treatment as a reserve under generally accepted accounting principles, in each case, other than fixed tobacco-related liabilities.

For purposes of these provisions, “fixed tobacco-related liabilities” means noncontingent tobacco-related costs or liabilities in fixed and determinable amounts directly arising from a final and nonappealable award or order of a court of competent jurisdiction or a contractual obligation.

We may pay a dividend or redeem shares of Carolina Group stock only if we have funds for distributions under Delaware law and the amount to be paid to holders is less than or equal to the available distribution amount.

Certain exceptions.    The provisions described under “— Redemption in connection with certain significant transactions” will not apply, and we will not be required to redeem any securities or make any dividend or other distribution it would otherwise be required to make, in some circumstances, including the following:

•	if the underlying disposition is conditioned upon the affirmative vote of a majority of holders of Carolina Group stock, voting as a separate class;

•	if the disposition is in connection with a liquidation of Loews;

•	in connection with a spin-off or similar disposition of our entire interest in the Carolina Group to the holders of Carolina Group stock, including a disposition that is made in connection with a redemption as described under “— Redemption in exchange for shares of Loews common stock or cash following a tax event at option of our board of directors,” “— Redemption in exchange for shares of Loews common stock or cash following the second anniversary of the public issuance of Carolina Group stock at option of our board of directors” or “— Redemption in exchange for stock of qualifying subsidiaries at option of our board of directors;” and

•	if the disposition is to a person or group of which we are the majority owner and the Carolina Group receives in exchange primarily equity securities of that person or group as consideration and that person or group engages or proposes to engage primarily in one or more businesses similar or complementary to the businesses reflected in the Carolina Group prior to such transaction.

General Procedures

Public announcements; notices.    In the case of specified dispositions or a redemption, we will publicly announce or otherwise provide specified information to holders of Carolina Group stock.

Fractional shares.    Our board of directors will not have to issue or deliver any fractional shares to any holder of Carolina Group stock upon any redemption, dividend or other distribution described under “— Redemption.” Instead of issuing fractional shares, we will pay cash for the fractional share in an amount equal to the fair market value of the fractional share, without interest.

No adjustments for dividends or other distributions.    No adjustments for dividends will be made upon the exchange of any shares of Carolina Group stock; except that, if a redemption date with respect to Carolina Group stock comes after the record date for the payment of a dividend or other distribution to be paid on that stock but before the payment or distribution, the registered holders of those shares at the close of business on such record date will be entitled to receive the dividend or other distribution on the payment date, notwithstanding the redemption of those shares or our default in payment of the dividend or distribution.

Payment of taxes.    If any person exchanging a certificate representing shares of Carolina Group stock wants us to issue a certificate in a name other than the registered name on the old certificate, that person must pay any transfer or other taxes required by reason of the issuance of the certificate in another name or establish, to the satisfaction of us or our agent, that the tax has been paid or is not applicable.

Notices of disposition of all or substantially all of the assets attributed to the Carolina Group.    Promptly following the disposition date, we will announce publicly by press release:

•	the net proceeds of the disposition;

•	the number of shares outstanding of Carolina Group stock on the date of the notice; and

•	the Carolina Group Allocation Fraction on the date of the notice.

Not later than the 60th calendar day after the disposition date, we will announce publicly by press release whether we will pay a special dividend, redeem shares of Carolina Group stock for shares of Loews common stock or cash and/or other securities or take some other action permitted under the provisions described above. In addition, in the case of a dividend, we will announce in the press release the record date for determining holders entitled to receive the dividend. Notwithstanding the foregoing, we may take additional time, to the extent determined necessary in the judgment of our board of directors, to assess the appropriate amount of the net proceeds to be held in reserve for contingent liabilities.

We will also mail to each holder of shares of Carolina Group stock any additional notices and other information required by law or our certificate of incorporation.

Liquidation Rights

In the event of a liquidation, dissolution or winding up of us, whether voluntary or involuntary, we will first pay or provide for payment of our debts and other liabilities, including the liquidation preferences of any class or series of Loews preferred stock. Thereafter, holders of shares of Loews common stock, Carolina Group stock and any other class of our common stock will share ratably in the funds of Loews remaining for distribution to our common shareholders in proportion to the aggregate market capitalization of the outstanding shares of each class of stock, as applicable, to the aggregate market capitalization of all the outstanding shares of Loews common stock, Carolina Group stock and any other class of our common stock outstanding. We will calculate the market capitalizations based on the 20 consecutive trading days ending on the 5th trading day immediately prior to the date of the public announcement of the liquidation, dissolution or winding up of us.

Neither of the following, by itself, will constitute a liquidation, dissolution or winding up of us:

•	the consolidation or merger of us with or into any other corporation or corporations or the sale, transfer or lease of all or substantially all of the assets of us; or

•	any transaction or series of related transactions that results in all of the assets and liabilities reflected in the Carolina Group being held by one or more of our subsidiaries and the distribution of shares of such subsidiary or subsidiaries, and no other material assets or liabilities, to the holders of the outstanding shares of Carolina Group stock.

Determinations by Our Board of Directors

Any determinations made by our board of directors under any provision described in this section  “—Carolina Group Stock” will be final and binding on all of our shareholders, except as may otherwise be required by law. We will prepare a statement of any determination by our board of directors respecting the fair market value of any properties, assets or securities, and will file the statement with our Secretary.

Anti-Takeover Considerations

The Delaware General Corporation Law, our certificate of incorporation and our by-laws contain provisions which could serve to discourage or to make more difficult a change in control of us without the support of our board of directors or without meeting various other conditions.

Extraordinary Corporate Transactions

Delaware law provides that the holders of a majority of the shares entitled to vote must approve any fundamental corporate transactions such as mergers, sales of all or substantially all of a corporation’s assets, dissolutions, etc.

State Takeover Legislation

Section 203 of the Delaware General Corporation Law, in general, prohibits a business combination between a corporation and an interested shareholder within three years of the time such shareholder became an interested shareholder, unless (a) prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder, (b) upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans or (c) at or subsequent to such time, the business combination is approved by the board of directors and authorized by the affirmative vote at a shareholders’ meeting of at least 66 2/3% of the outstanding voting stock which is not owned by the interested shareholder. The restrictions of Section 203 of the Delaware General Corporation Law do not apply to corporations that have elected, in the manner provided therein, not to be subject to Section 203 of the Delaware General Corporation Law or, with certain exceptions, which do not have a class of voting stock that is listed on a national securities exchange or authorized for quotation on the Nasdaq or held of record by more than 2,000 shareholders. We have elected not to be governed by Section 203 of the Delaware General Corporation Law.

Rights of Dissenting Shareholders

Delaware law does not afford appraisal rights in a merger transaction to holders of shares that are either listed on a national securities exchange, quoted on Nasdaq or held of record by more than 2,000 shareholders, provided that such shares will be converted into stock of the surviving corporation or another corporation, which corporation in either case must also be listed on a national securities exchange, quoted on Nasdaq or held of record by more than 2,000 shareholders. In addition, Delaware law denies appraisal rights to shareholders of the surviving corporation in a merger if the surviving corporation’s shareholders weren’t required to approve the merger.

Shareholder Action

Delaware law provides that, unless otherwise stated in the certificate of incorporation, any action which may be taken at an annual meeting or special meeting of shareholders may be taken without a meeting, if a consent in writing is signed by the holders of the outstanding stock having the minimum number of votes necessary to authorize the action at a meeting of shareholders. Our certificate of incorporation does not provide otherwise and thus permits action by written consent.

Meetings of Shareholders

Our by-laws provide that special meetings of the shareholders may be called at any time by the board of directors or by the chairman of the board, the president or by the secretary or upon the written request of holders of a majority of the shares of our capital stock entitled to vote in an election of directors.

Cumulative Voting

Delaware law permits shareholders to cumulate their votes and either cast them for one candidate or distribute them among two or more candidates in the election of directors only if expressly authorized in a corporation’s certificate of incorporation. Our certificate of incorporation does not authorize cumulative voting.

Removal of Directors

Delaware law provides that, except in the case of a classified board of directors or where cumulative voting applies, a director, or the entire board of directors, of a corporation may be removed, with or without cause, by the affirmative vote of a majority of the shares of the corporation entitled to vote at an election of directors.

Our by-laws provide that any or all of the directors may be removed, with or without cause, by vote of the shareholders.

Vacancies

Delaware law provides that vacancies and newly created directorships resulting from a resignation or any increase in the authorized number of directors elected by all of the shareholders having the right to vote as a single class may be filled by a majority of the directors then in office, unless the governing documents of a corporation provide otherwise.

Our by-laws provide that newly created directorships resulting from an increase in the number of directors and vacancies occurring in the board of directors for any reason, may be filled by vote of a majority of the directors then in office, although less than a quorum, at any meeting of the board of directors or may be elected by a plurality of the votes cast by the holders of shares of capital stock entitled to vote in the election at a special meeting of the shareholders called for that purpose.

No Preemptive Rights

Holders of Loews common stock or Carolina Group stock do not have any preemptive rights to subscribe for any additional shares of capital stock or other obligations convertible into or exercisable for shares of capital stock that Loews may issue in the future.

RELATIONSHIP BETWEEN THE LOEWS GROUP

AND THE CAROLINA GROUP

The description of the Carolina Group policy statement below is not complete and is qualified in its entirety by reference to the Carolina Group policy statement. For information about how to obtain this document, see “Where You Can Find More Information” on page 3. We urge you to read the Carolina Group policy statement in its entirety.

The Carolina Group Policy Statement

In connection with the creation and issuance of Carolina Group stock, we adopted the Carolina Group policy statement, which we have followed and intend to continue to follow. While it has no present intention to do so, our board of directors may amend the Carolina Group policy statement at any time without shareholder consent.

General Policy

Our board of directors has determined that all material matters in which holders of Loews common stock and Carolina Group stock may have divergent interests will be generally resolved in a manner that is in the best interests of us and our common shareholders of all classes after giving consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of our common shares. Under the Carolina Group policy statement, the relationship between the Loews Group and the Carolina Group and the means by which the terms of any material transaction between them will be determined will be governed by a process of fair dealing. In making determinations in connection with the policies set forth in the Carolina Group policy statement, the members of our board of directors will act in a fiduciary capacity and in accordance with legal guidance concerning their obligations under applicable law.

Relationship Between the Loews Group and the Carolina Group

Lorillard is managed by its independent board of directors and our other subsidiaries are managed by their respective boards of directors.

There are limited financial arrangements between the Loews Group and the Carolina Group, including, for example, with respect to debt, taxes and fees for services provided from one group to the other. Given the dissimilar nature of the businesses underlying each group, we do not expect the intergroup interactions to be numerous or substantial.

The Carolina Group policy statement provides that, except as otherwise provided in the policy statement, all material commercial transactions between the Loews Group and the Carolina Group will be on commercially reasonable terms taken as a whole and will be subject to review by, and approval of, our board of directors.

Each group has access to the support services of the other group. For shared corporate services that arise as a result of being part of a combined entity, including securities filing and financial reporting services, costs relating to these services are:

•	allocated, at cost, directly to the group utilizing those services; and

•	if not directly allocable to a group, allocated, at cost, between the groups on a fair and reasonable basis as our board of directors determines.

For other support services, the Carolina Group policy statement provides that each group will seek to minimize the aggregate costs incurred by the two groups combined, although each group also will be entitled to negotiate and procure support services on its own either from the other group or from third parties.

The Carolina Group policy statement provides that the Carolina Group will not acquire an intergroup interest in the Loews Group.

Corporate Opportunities

The Carolina Group policy statement provides that our board of directors will allocate any business opportunities and operations, any acquired assets and businesses and any assumed liabilities between the two groups, in whole or in part, as it considers to be in the best interests of us and our shareholders as a whole and as contemplated by the other provisions of the policy statement. If a business opportunity or operation, an acquired asset or business, or an assumed liability would be suitable to be undertaken by or allocated to either group, our board of directors will allocate it using its business judgment or in accordance with procedures that our board of directors adopts from time to time to ensure that decisions will be made in the best interests of us and our shareholders as a whole. Any allocation of this type may involve the consideration of a number of factors that our board of directors determines to be relevant.

Except under the policy statement and any other policies adopted by our board of directors, neither the Carolina Group nor the Loews Group has any duty, responsibility or obligation to provide financial support to the other group, except for the $2.4 billion in notional intergroup debt described under “Description of Loews Corporation—Carolina Group/Loews Group” or otherwise to assist the other group.

Dividend Policy

General.    The Carolina Group policy statement provides that, subject to the limitation on dividends set forth in our certificate of incorporation, including any preferential rights of any series of our preferred stock that we may issue in the future, and to the limitations of applicable law, holders of shares of Carolina Group stock will be entitled to receive dividends on that stock when, as and if, our board of directors authorizes and declares dividends on that stock. The payment of dividends on Loews common stock and Carolina Group stock will be a business decision that our board of directors makes from time to time based upon our results of operations, financial conditions and capital requirements and other factors that our board of directors considers relevant.

Payment of dividends on Loews common stock and Carolina Group stock may be restricted by loan agreements, indentures and other transactions that we enter into from time to time. In addition, our ability to pay dividends may be limited by our holding company structure. Because we have no operations of our own, our ability to pay dividends is dependent on the cash flows of, and cash distributions from, our subsidiaries. The subsidiaries are separate and independent legal entities and have no obligation, contingent or otherwise, to make funds available to us, whether in the form of loans, dividends or otherwise.

Available Dividend Amount.    Dividends on Carolina Group stock are limited to an available dividend amount equal to the lesser of:

•	the assets of Loews legally available for dividends; and

•	the amount that would legally be available for dividends on Carolina Group stock if the Carolina Group were a separate Delaware corporation.

Dividends on Loews common stock are limited to the amount of legally available funds for all of Loews less the sum of the available dividend amount for Carolina Group stock.

The available dividend amount for the Carolina Group is determined by the consolidated financial statements of Lorillard and its subsidiaries combined with any additional assets and liabilities allocated to the Carolina Group.

Dependence on Lorillard Dividends.    For so long as the principal asset attributed to the Carolina Group is the stock of Lorillard, the principal source of cash to pay dividends on Carolina Group stock, including in respect of the Loews Group’s intergroup interest, would be dividends paid by Lorillard to us. Although the Loews Group could, in effect, make loans to the Carolina Group in order to fund dividend payments, we have no current intention of causing the Loews Group to do so. Accordingly, our ability and willingness to pay dividends in respect of Carolina Group stock, including in respect of the Loews Group’s intergroup interest, will depend primarily upon the payment of dividends by Lorillard to us.

Our certificate of incorporation provides that all dividends paid by Lorillard to us will be allocated to the Carolina Group. Lorillard’s principal source of cash is dividends from its wholly owned subsidiary, Lorillard Tobacco Company. The payment of dividends by each of Lorillard and Lorillard Tobacco Company is a business decision of that company’s board of directors, subject to the limitations on dividends under applicable law and under any loan agreements, indentures or other transactions that each company enters into from time to time.

We understand that in making their respective business decisions regarding payment of dividends, the boards of directors of Lorillard and Lorillard Tobacco Company plan to take into account the results of operations, financial condition and capital requirements of such entity and such other factors that the respective board of directors considers relevant, including cash needs in respect of payment obligations under the settlement agreements entered into between the major cigarette manufacturers, including Lorillard, and each of the 50 states, the District of Columbia, the Commonwealth of Puerto Rico and certain other U.S. territories, cash needs for the cost of defending tobacco litigation, and cash needs for payment of judgments in or settlements of tobacco litigation.

None of the individuals currently serving as a director of Lorillard or Lorillard Tobacco Company is an officer, director or employee of Loews. Accordingly, each of these individuals may be considered to be independent of us, although as sole shareholder of Lorillard, we have the right to elect and remove directors of Lorillard. Should any person serving as a director of Lorillard be removed, resign or not seek reelection, we expect to nominate individuals who are not officers, directors or employees of Loews to fill such vacancies. We have no present intention to remove any person currently serving as a director of Lorillard.

On July 14, 2000, the jury in the case of Engle v. R.J. Reynolds Tobacco Co., et al. (Circuit Court, Dade County, Florida, filed May 5, 1994) awarded $16.25 billion in punitive damages against Lorillard. Under an agreement in which the Engle class agreed not to pursue any collection of, or execution on, the judgment until completion of all appeals, including to the U.S. Supreme Court, Lorillard is required to maintain a balance sheet net worth (as determined in accordance with generally accepted accounting principles in effect as of July 14, 2000) of at least $921.2 million. As of December 31, 2002, Lorillard had a balance sheet net worth of approximately $1.4 billion. Because dividends from Lorillard to us are deducted from the balance sheet net worth of Lorillard, this agreement may affect the payment of dividends by Lorillard to us.

If and when Lorillard pays dividends to us, we intend to apply all of the cash from such distributions in the following order of priority until the notional, intergroup debt is repaid:

•	first, to satisfy or make provision for any intergroup or other obligations of the Carolina Group, other than with respect to the notional, intergroup debt;

•	second, to satisfy accrued interest on the Carolina Group’s notional, intergroup debt;

•	third, to pay any regularly declared quarterly dividends on Carolina Group stock and to make proportional distributions to the Loews Group in respect of its intergroup interest in the Carolina Group;

•	fourth, to maintain up to $150.0 million for general corporate purposes, including for investments, on behalf of the Carolina Group (as of the date of this prospectus, approximately $150.0 million is being maintained in accordance with this provision); and

•	fifth, to reduce the principal of the Carolina Group’s notional, intergroup debt.

Amendment and Modification to the Carolina Group Policy Statement

Our board of directors may modify, suspend or rescind the policies set forth in the Carolina Group policy statement, including any resolution implementing the provisions of the policy statement. Our board of directors may also adopt additional or other policies or make exceptions with respect to the application of the policies described in the Carolina Group policy statement in connection with particular facts and circumstances, all as our board of directors may determine, consistent with its fiduciary duties to us and all of our shareholders.

Allocation of Certain Liabilities and Expenses

Carolina Group has been allocated any and all liabilities, costs and expenses of Loews and Lorillard and the subsidiaries and predecessors of Lorillard, arising out of or related to tobacco or otherwise arising out of the past, present or future business of Lorillard or its subsidiaries or predecessors, or claims arising out of or related to the sale of any businesses previously sold by Lorillard or its subsidiaries or predecessors, in each case, whether grounded in tort, contract, statute or otherwise, whether pending or asserted in the future.

Accordingly, we and/or Lorillard may make decisions with respect to litigation and settlement strategies designed to obtain dismissal or release of us from tobacco-related litigation or liabilities. Such decisions and strategies could result, for example, in limitations on payment of dividends by Lorillard to us or an increase in Lorillard’s exposure in such litigation. In such an event, these decisions and strategies could have a material adverse effect on the value of the Carolina Group stock.

Relationship with Loews

Reallocation of Assets

We may reallocate assets between the Loews Group and the Carolina Group in exchange for an increase or decrease in the retained intergroup interest held by the Loews Group in the Carolina Group. Any reallocations of assets between the groups that do not result in such an adjustment, other than reallocations made under a contract for the provision of goods or services between the groups, will be accompanied by:

•	the reallocation by the transferee group to the transferor group of other assets or consideration;

•	the creation of intergroup debt owed by the transferee group to the transferor group; or

•	the reduction of intergroup debt owed by the transferor group to the transferee group,

in each case, in an amount having a fair market value, in the judgment of our board of directors, equivalent to the fair market value of the assets reallocated by the transferor group.

Taxes

Loews and Lorillard are currently parties to a tax sharing agreement. The agreement provides that Lorillard will make payments to us, and we will make payments to Lorillard, in respect of the federal tax liability Lorillard would have if it were not a member of the Loews affiliated group. Any payments made pursuant to the tax sharing agreement between us and Lorillard will be credited to the Loews Group or the Carolina Group, as the case may be, for purposes of determining the allocation of responsibility for taxes between the Loews Group and the Carolina Group as described below.

According to the Carolina Group policy statement, the Carolina Group will generally be responsible for the consolidated tax liability, computed on a stand-alone basis, of a hypothetical affiliated group consisting of the Carolina Group, which we refer to as the “hypothetical Carolina affiliated group.” Such consolidated tax liability will take into account losses, deductions (including interest attributable to the notional, intergroup debt) and other tax attributes, such as capital losses or charitable deductions, but only to the extent that such tax attributes could be utilized by the hypothetical Carolina affiliated group on a stand-alone basis.

With respect to each taxable period ending after the date that Carolina Group stock was initially issued, allocation of responsibility for taxes will be made between the Carolina Group and the Loews Group as follows:

•	if the hypothetical Carolina affiliated group has consolidated federal taxable income, or consolidated, combined or unitary taxable income for state, local or foreign tax purposes, for the taxable period, then the Carolina Group will credit the Loews Group an amount equal to the tax that would have been payable by the hypothetical Carolina affiliated group had it filed a consolidated federal, or consolidated, combined or unitary state, local or foreign, tax return on a stand-alone basis for such taxable period and all prior taxable periods including periods before the formation of the Carolina Group; and

•	if the hypothetical Carolina affiliated group has a consolidated net operating loss, net capital loss, excess tax credit or other tax attribute for federal income tax purposes, or a consolidated, combined or unitary net operating loss, net capital loss, excess tax credit or other tax attribute for state, local or foreign tax purposes, for the taxable period, then the Loews Group will credit the Carolina Group an amount equal to the refund to which the hypothetical Carolina affiliated group would have been entitled had it filed a consolidated federal, or consolidated, combined or unitary state, local or foreign, tax return on a stand-alone basis for such taxable period and all prior taxable periods including periods before the formation of the Carolina Group.

It is possible that the Internal Revenue Service may assert that Carolina Group stock is not stock of Loews, in which case the members of the Loews Group and the Carolina Group may not be members of the same federal income tax affiliated group filing consolidated returns. We believe that it is unlikely that the IRS would prevail on that view, but we can give no assurance in that regard. The Carolina Group would be responsible for any corporate-level taxes resulting from the treatment of Carolina Group stock as not our stock, and any corporate-level taxes on the actual or deemed disposition of the Carolina Group caused by the issuance of Carolina Group stock.

With respect to taxable periods ending on or prior to the date on which Carolina Group stock was initially issued, the Carolina Group will generally be responsible for the taxes attributable to the businesses and entities reflected in the Carolina Group. The responsibility of the Carolina Group for consolidated income taxes attributable to it will generally be considered to have been settled for taxable periods ending on or prior to the date on which Carolina Group stock was initially issued, except that:

•	the Carolina Group will be required to credit the Loews Group with respect to the taxable period ending on December 31, 2000 in the event that the taxable income or loss used to calculate the consolidated income tax asset or liability accruals for taxes currently payable set forth on the financial statements of the Carolina Group differs from the Carolina Group taxable income or loss reflected in the 2000 income tax return of the consolidated group; and

•	consolidated income taxes resulting from audit adjustments or other tax contests from any prior year will be determined on a stand-alone basis. For example, the Carolina Group will be required to credit the Loews Group in the event that a loss or deduction attributable to the Carolina Group for such a period is disallowed.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, preferred stock, Loews common stock, Carolina Group stock or other securities. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

The prospectus supplement relating to any warrants we offer will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the designation, number and terms of the debt securities, preferred stock, Loews common stock, Carolina Group stock or other securities purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms relating to the modification of the warrants;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

•	any other specific terms of the warrants.

The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus from time to time in one or more transactions,

•	directly to purchasers,

•	through agents,

•	to or through underwriters or dealers, or

•	through a combination of these methods.

The offered securities may be distributed at,

•	a fixed price or prices, which may be changed,

•	market prices prevailing at the time of sale,

•	prices related to the prevailing market prices, or

•	negotiated prices.

General

Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act of 1933. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act of 1933. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement.

Agents

We may designate agents to sell the offered securities. Unless the applicable prospectus supplement states otherwise, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities.

Underwriters

If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales will be made at a fixed public offering price or at varying prices determined at the time of the sale. We may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement.

Unless the applicable prospectus supplement states otherwise, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless the applicable prospectus supplement says otherwise. Any initial public offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

Dealers

We may sell the offered securities to dealers as principals. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale.

Direct Sales

We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market Making, Stabilization and Other Transactions

There is currently no market for any of the offered securities, other than the Loews common stock and the Carolina Group stock. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intended to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the debt securities, preferred stock or warrants on any securities exchange or on the National Association of Securities Dealers, Inc. automated quotation system; any such listing with respect to any particular debt securities, preferred stock or warrants will be described in the applicable prospectus supplement.

Any underwriter may engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act of 1934. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

LEGAL MATTERS

Unless otherwise specified in the applicable prospectus supplement, the validity of the securities offered by this prospectus will be passed upon for us by Gary W. Garson, Esq., our Senior Vice President, Secretary and General Counsel. As of April 1, 2003, Mr. Garson owned options to purchase 27,500 shares of Loews common stock. If legal matters in connection with offerings made by this prospectus are passed on by counsel for the underwriters, dealers or agents, if any, that counsel will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference from our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.